UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934


                               SANDISK CORPORATION
- -----------------------------------------------------------------
- ---------------
                                (Name of Issuer)

                           Common Stock, $.001 par value
- -----------------------------------------------------------------
- ---------------
                         (Title of Class of Securities)

                                   80004C101
- -----------------------------------------------------------------
- ---------------
                                 (CUSIP Number)


                 GEORGE H. HOWARD, III, DILLON, READ & CO. INC.,
              535 MADISON AVENUE, NEW YORK, NY 10022 (212)
906-7324
- -----------------------------------------------------------------
- ---------------
           (Name, Address and Telephone Number of Person
Authorized to
                      Receive Notices and Communications)


                                 May 8, 1996
- -----------------------------------------------------------------
- ---------------
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule
13G to report
the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box |_|.

Check the following box if a fee is being paid with the statement |X|. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.)
(See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of
1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the
Notes).

                               Page 1 of 106 Pages

                                  SCHEDULE 13D

- ----------------------------------
- ----------------------------------------
CUSIP No. 80004C101                     Page     2      of
106    Pages
          -----------                         -------
- --------
- ----------------------------------
- ----------------------------------------
- -----------------------------------------------------------------
- --------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Dillon, Read Holding Inc.
          I.R.S. No. 13-3634771
- -----------------------------------------------------------------
- --------------
2         CHECK THE APPROXIMATE BOX IF A MEMBER OF A GROUP*
     (a) |_|

     (b) |_|
          N/A
- -----------------------------------------------------------------
- --------------
3         SEC USE ONLY

- -----------------------------------------------------------------
- --------------
4         SOURCE OF FUNDS*

          N/A
- -----------------------------------------------------------------
- --------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)
         |_|

          N/A
- -----------------------------------------------------------------
- --------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
- -----------------------------------------------------------------
- --------------
                             7         SOLE VOTING POWER

        NUMBER OF                      None
          SHARES
- ----------------------------------------------------
       BENEFICIALLY          8         SHARED VOTING POWER
         OWNED BY
           EACH                        1,122,548
        REPORTING
- ----------------------------------------------------
       PERSON WITH           9         SOLE DISPOSITIVE POWER

                                       None

- ----------------------------------------------------
                             10        SHARED DISPOSITIVE POWER

                                       1,122,548
- -----------------------------------------------------------------
- --------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON

          Dillon, Read Holding Inc. disclaims beneficial
ownership of 1,122,548
          shares attributed to it through its ownership of
Dillon, Read Inc.
- -----------------------------------------------------------------
- --------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN
          SHARES*
         |_|

          N/A
- -----------------------------------------------------------------
- --------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          5.1%
- -----------------------------------------------------------------
- --------------
14        TYPE OF REPORTING PERSON*

          HC
- -----------------------------------------------------------------
- --------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO
ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
ATTESTATION.

                               Page 2 of 106 Pages

                                  SCHEDULE 13D

- ----------------------------------
- ----------------------------------------
CUSIP No. 80004C101                     Page     3      of
106    Pages
          -----------                         -------
- --------
- ----------------------------------
- ----------------------------------------
- -----------------------------------------------------------------
- --------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Dillon, Read Inc.
          I.R.S. No. 13-3404336
- -----------------------------------------------------------------
- --------------
2         CHECK THE APPROXIMATE BOX IF A MEMBER OF A GROUP*
     (a) |_|

     (b) |_|
          N/A
- -----------------------------------------------------------------
- --------------
3         SEC USE ONLY

- -----------------------------------------------------------------
- --------------
4         SOURCE OF FUNDS*

          N/A
- -----------------------------------------------------------------
- --------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)
         |_|

          N/A
- -----------------------------------------------------------------
- --------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
- -----------------------------------------------------------------
- --------------
                             7         SOLE VOTING POWER

        NUMBER OF                      None
          SHARES
- ----------------------------------------------------
       BENEFICIALLY          8         SHARED VOTING POWER
         OWNED BY
           EACH                        1,122,548
        REPORTING
- ----------------------------------------------------
       PERSON WITH           9         SOLE DISPOSITIVE POWER

                                       None

- ----------------------------------------------------
                             10        SHARED DISPOSITIVE POWER

                                       1,122,548
- -----------------------------------------------------------------
- --------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON

          Dillon, Read Inc. disclaims beneficial ownership of
1,122,548
          shares attributed to it through its ownership of
Dillon, Read
          and Co. Inc.
- -----------------------------------------------------------------
- --------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN
          SHARES*
         |_|

          N/A
- -----------------------------------------------------------------
- --------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          5.1%
- -----------------------------------------------------------------
- --------------
14        TYPE OF REPORTING PERSON*

          HC
- -----------------------------------------------------------------
- --------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO
ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
ATTESTATION.

                               Page 3 of 106 Pages

                                  SCHEDULE 13D

- ----------------------------------
- ----------------------------------------
CUSIP No. 80004C101                     Page     4      of
106    Pages
          -----------                         -------
- --------
- ----------------------------------
- ----------------------------------------
- -----------------------------------------------------------------
- --------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Dillon, Read & Co. Inc.
          I.R.S. No. 13-1939216
- -----------------------------------------------------------------
- --------------
2         CHECK THE APPROXIMATE BOX IF A MEMBER OF A GROUP*
     (a) |_|

     (b) |_|
          N/A
- -----------------------------------------------------------------
- --------------
3         SEC USE ONLY

- -----------------------------------------------------------------
- --------------
4         SOURCE OF FUNDS*

          N/A
- -----------------------------------------------------------------
- --------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)
         |_|

          N/A
- -----------------------------------------------------------------
- --------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Connecticut
- -----------------------------------------------------------------
- --------------
                             7         SOLE VOTING POWER

        NUMBER OF                      None
          SHARES
- ----------------------------------------------------
       BENEFICIALLY          8         SHARED VOTING POWER
         OWNED BY
           EACH                        1,122,548
        REPORTING
- ----------------------------------------------------
       PERSON WITH           9         SOLE DISPOSITIVE POWER

                                       None

- ----------------------------------------------------
                             10        SHARED DISPOSITIVE POWER

                                       1,122,548
- -----------------------------------------------------------------
- --------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON

          The reporting person reports 1,122,548 shares held for
managed
          accounts and the reporting person disclaims beneficial
ownership
          in such shares.
- -----------------------------------------------------------------
- --------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN
          SHARES*
         |_|

          N/A
- -----------------------------------------------------------------
- --------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          5.1%
- -----------------------------------------------------------------
- --------------
14        TYPE OF REPORTING PERSON*

          BD
- -----------------------------------------------------------------
- --------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO
ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
ATTESTATION.

                               Page 4 of 106 Pages

                                  SCHEDULE 13D

- ----------------------------------
- ----------------------------------------
CUSIP No. 80004C101                     Page     5      of
106    Pages
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- --------
- ----------------------------------
- ----------------------------------------
- -----------------------------------------------------------------
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1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Concord Partners II, L.P.
          I.R.S. No. 13-3421365
- -----------------------------------------------------------------
- --------------
2         CHECK THE APPROXIMATE BOX IF A MEMBER OF A GROUP*
     (a) |_|

     (b) |_|
          N/A
- -----------------------------------------------------------------
- --------------
3         SEC USE ONLY

- -----------------------------------------------------------------
- --------------
4         SOURCE OF FUNDS*

          WC
- -----------------------------------------------------------------
- --------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)
         |_|

          N/A
- -----------------------------------------------------------------
- --------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
- -----------------------------------------------------------------
- --------------
                             7         SOLE VOTING POWER

        NUMBER OF                      None
          SHARES
- ----------------------------------------------------
       BENEFICIALLY          8         SHARED VOTING POWER
         OWNED BY
           EACH                        841,600
        REPORTING
- ----------------------------------------------------
       PERSON WITH           9         SOLE DISPOSITIVE POWER

                                       None

- ----------------------------------------------------
                             10        SHARED DISPOSITIVE POWER

                                       841,600
- -----------------------------------------------------------------
- --------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON

          841,600
- -----------------------------------------------------------------
- --------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN
          SHARES*
         |_|

          N/A
- -----------------------------------------------------------------
- --------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          3.8%
- -----------------------------------------------------------------
- --------------
14        TYPE OF REPORTING PERSON*

          PN
- -----------------------------------------------------------------
- --------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO
ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
ATTESTATION.

                               Page 5 of 106 Pages

                                  SCHEDULE 13D

- ----------------------------------
- ----------------------------------------
CUSIP No. 80004C101                     Page     6      of    106
   Pages
          -----------                         -------
- --------
- ----------------------------------
- ----------------------------------------
- -----------------------------------------------------------------
- --------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Concord Partners Japan Limited
          I.R.S. No. 22-3012759
- -----------------------------------------------------------------
- --------------
2         CHECK THE APPROXIMATE BOX IF A MEMBER OF A GROUP*
     (a) |_|

     (b) |_|
          N/A
- -----------------------------------------------------------------
- --------------
3         SEC USE ONLY

- -----------------------------------------------------------------
- --------------
4         SOURCE OF FUNDS*

          WC
- -----------------------------------------------------------------
- --------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)
         |_|

          N/A
- -----------------------------------------------------------------
- --------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Commonwealth of the Bahamas
- -----------------------------------------------------------------
- --------------
                             7         SOLE VOTING POWER

        NUMBER OF                      None
          SHARES
- ----------------------------------------------------
       BENEFICIALLY          8         SHARED VOTING POWER
         OWNED BY
           EACH                        191,273
        REPORTING
- ----------------------------------------------------
       PERSON WITH           9         SOLE DISPOSITIVE POWER

                                       None

- ----------------------------------------------------
                             10        SHARED DISPOSITIVE POWER

                                       191,273
- -----------------------------------------------------------------
- --------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON

          191,273
- -----------------------------------------------------------------
- --------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN
          SHARES*
         |_|

          N/A
- -----------------------------------------------------------------
- --------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          .91%
- -----------------------------------------------------------------
- --------------
14        TYPE OF REPORTING PERSON*

          CO
- -----------------------------------------------------------------
- --------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO
ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
ATTESTATION.

                               Page 6 of 106 Pages

                                  SCHEDULE 13D

- ----------------------------------
- ----------------------------------------
CUSIP No. 80004C101                     Page     7      of
106    Pages
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- --------
- ----------------------------------
- ----------------------------------------
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1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Lexington Partners II, L.P.
          I.R.S. No. 13-3398213
- -----------------------------------------------------------------
- --------------
2         CHECK THE APPROXIMATE BOX IF A MEMBER OF A GROUP*
     (a) |_|

     (b) |_|
          N/A
- -----------------------------------------------------------------
- --------------
3         SEC USE ONLY

- -----------------------------------------------------------------
- --------------
4         SOURCE OF FUNDS*

          WC
- -----------------------------------------------------------------
- --------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)
         |_|

          N/A
- -----------------------------------------------------------------
- --------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
- -----------------------------------------------------------------
- --------------
                             7         SOLE VOTING POWER

        NUMBER OF                      None
          SHARES
- ----------------------------------------------------
       BENEFICIALLY          8         SHARED VOTING POWER
         OWNED BY
           EACH                        19,601
        REPORTING
- ----------------------------------------------------
       PERSON WITH           9         SOLE DISPOSITIVE POWER

                                       None

- ----------------------------------------------------
                             10        SHARED DISPOSITIVE POWER

                                       19,601
- -----------------------------------------------------------------
- --------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON

          19,601
- -----------------------------------------------------------------
- --------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN
          SHARES*
         |_|

          N/A
- -----------------------------------------------------------------
- --------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          .09%
- -----------------------------------------------------------------
- --------------
14        TYPE OF REPORTING PERSON*

          PN
- -----------------------------------------------------------------
- --------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO
ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
ATTESTATION.

                               Page 7 of 106 Pages

                                  SCHEDULE 13D

- ----------------------------------
- ----------------------------------------
CUSIP No. 80004C101                     Page     8      of
106    Pages
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- --------
- ----------------------------------
- ----------------------------------------
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1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Lexington Partners III, L.P.
          I.R.S. No. 13-3577723
- -----------------------------------------------------------------
- --------------
2         CHECK THE APPROXIMATE BOX IF A MEMBER OF A GROUP*
     (a) |_|

     (b) |_|
          N/A
- -----------------------------------------------------------------
- --------------
3         SEC USE ONLY

- -----------------------------------------------------------------
- --------------
4         SOURCE OF FUNDS*

          WC
- -----------------------------------------------------------------
- --------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)
         |_|

          N/A
- -----------------------------------------------------------------
- --------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
- -----------------------------------------------------------------
- --------------
                             7         SOLE VOTING POWER

        NUMBER OF                      None
          SHARES
- ----------------------------------------------------
       BENEFICIALLY          8         SHARED VOTING POWER
         OWNED BY
           EACH                        8,485
        REPORTING
- ----------------------------------------------------
       PERSON WITH           9         SOLE DISPOSITIVE POWER

                                       None

- ----------------------------------------------------
                             10        SHARED DISPOSITIVE POWER

                                       8,485
- -----------------------------------------------------------------
- --------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON

          8,485
- -----------------------------------------------------------------
- --------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN
          SHARES*
         |_|

          N/A
- -----------------------------------------------------------------
- --------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          .04%
- -----------------------------------------------------------------
- --------------
14        TYPE OF REPORTING PERSON*

          PN
- -----------------------------------------------------------------
- --------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO
ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
ATTESTATION.

                               Page 8 of 106 Pages

Item 1.  Security and Issuer

          This Schedule 13D relates to the common stock (the "Common Stock") of SanDisk Corporation (the "Company"), whose principal executive offices are located at 3270 Jay Street, Santa Clara, California 95054. This Schedule 13D amends the
Schedule 13G with respect to the Common Stock filed by the Reporting Persons (as defined below) on February 15, 1996.

Item 2.  Identity and Background

          This statement is filed by each of the following per-sons: (i) Dillon, Read Holding Inc. ("DR Holding");
(ii) Dillon, Read Inc. ("DRI"); (iii) Dillon, Read & Co. Inc. ("Dillon Read"); (iv) Concord Partners II, L.P. ("Concord II");
(v) Concord Partners Japan Limited ("Concord Japan");
(vi) Lexington Partners II, L.P. ("Lexington II"); and
(vii) Lexington Partners III, L.P. ("Lexington III"), which are sometimes referred to collectively herein as the "Reporting Persons." Concord II, Concord Japan, Lexington II and Lexing-ton III are sometimes referred to collectively herein as the "Funds."

          DR Holding is a corporation organized under the laws of the State of Delaware, whose principal office and business address is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801. The principal business of DR Holding is the ownership of all of the outstanding shares of common stock of DRI.

          DRI, a wholly owned subsidiary of DR Holding, is a corporation organized under the laws of the State of Delaware, whose principal office and business address is c/o Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. Dillon Read, a wholly owned subsidiary of DRI, is a corporation organized under the laws of the State of Connecticut, whose principal office and business address is 535 Madison Avenue, New York, New York 10022. The principal business of DRI is the ownership of all of the outstanding shares of common stock of Dillon Read, whose principal business is investment banking and securities brokerage and trading.

          Concord II, a limited partnership organized under the laws of the State of Delaware, has its principal office and business address at 535 Madison Avenue, New York, New York 10022. The principal business of Concord II is investing in venture capital transactions.

            Concord Japan is a corporation organized under the laws of the Bahamas, whose principal office and business address is c/o RoyWest Trust Corporation (Bahamas) Limited, West Bay Street, Nassau, Bahamas. The principal business of Concord Japan is investing in venture capital transactions.

            Lexington II, a limited partnership organized on behalf of certain officers of Dillon Read to invest in securi-ties issued in transactions in which Dillon Read is involved, was formed under the laws of the State of Delaware and has its principal office and business address at 535 Madison Avenue, New York, New York 10022. Lexington III, a limited partnership organized on behalf of certain officers of Dillon Read to invest in securities issued in transactions in which Dillon Read is involved, was formed under the laws of the State of Delaware and has its principal office and business address at 535 Madison Avenue, New York, New York 10022.

            The partnership agreement with respect to Concord II provides that the management, operation and investment policy (which includes the right to vote or power to direct the dis-position of securities) of the partnership shall be vested exclusively in its general partner, which is Venture Associates II, L.P. ("Venture Associates II"). Venture Associates II is a limited partnership organized for the purpose of being the gen-eral partner of Concord II. Pursuant to the Concord II part-nership agreement, Venture Associates II may delegate its authority to manage Concord II to another party. Dillon Read has been appointed manager of Concord II by Venture Associates II, and as such, has the power to vote and the power to dispose of the securities reported in this Schedule 13D as being owned by Concord II.

            The partnership agreement with respect to Lexington II provides that the management, operation and investment pol-icy (which includes the right to vote or power to direct the disposition of securities) of Lexington II shall be vested exclusively in its general partner, which is Dillon Read. The partnership agreement with respect to Lexington III provides that the management, operation and investment policy (which includes the right to vote or power to direct the disposition of securities) of Lexington III shall be vested exclusively in its general partner, which is Dillon Read.

            Pursuant to a management agreement, Dillon Read has been appointed manager of Concord Japan, and as such, has the power to vote and the power to dispose of the securities reported in this Schedule 13D as being owned by Concord Japan.

            The names, addresses, citizenships and principal occupations or employments of the respective directors and executive officers of DR Holding, DRI and Dillon Read are set forth in Exhibits A, B and C, respectively, attached hereto, which are incorporated herein by reference. The names, addresses, citizenships and principal occupations or employ-ments of the directors and executive officers of Concord Japan are set forth in Exhibit D, attached hereto, which is incorpo-rated herein by reference.

            Except as set forth in Exhibits A, B, C and D hereto and in the following paragraph, none of the Reporting Persons, nor, to the best knowledge of any of the Reporting Persons, any other person identified pursuant to this Item 2, within the last five years was (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), or
(ii) a party to a civil proceeding of a judicial or administra-tive body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violations of such laws.

            On January 16, 1992, Dillon Read (along with 97 other securities firms), without admitting or denying any findings, consented to the entry of an Order in settlement of an SEC Administrative Proceeding (File No. 3-7646) entitled In the Matter of the Distribution of Securities Issued by Certain Government Sponsored Enterprises ("GSE"). The Order stated the SEC's findings that Dillon Read made and kept certain records that did not accurately reflect Dillon Read's customers' orders for certain GSE securities in violation of Section 17(a) (and Rules 17a-3 and 17a-4 thereunder). The Order further provided that Dillon Read shall cease and desist from any violation in the future, pay a penalty of $100,000, and maintain policies and procedures reasonably designed to ensure future compliance with the provisions of Section 17(a) and Rules 17a-3 and 17a-4 thereunder.

Item 3.  Source and Amount of Funds or Other Consideration

            Dillon Read, as agent, and each of the Funds received the shares of Common Stock held by them pursuant to the conver-sion of preferred stock (the "Preferred Stock" and together with the Common Stock, the "Shares") of the Company upon the closing of the initial public offering by the Company of its Common Stock in November, 1995 (the "Initial Public Offering"). Concord Japan purchased the Shares purchased by it with corpo-rate funds made available to it pursuant to a capital call from its shareholders. Each of Concord II, Lexington II and Lexing-ton III purchased the Shares purchased by it with partnership funds made available to it pursuant to a capital call from its limited partners. As set forth under Items 5 and 6 below, 61,589 shares of Common Stock owned of record by Dillon Read
(the "Agency Shares") are held by it as agent for certain man-aging directors, former managing directors, officers and former officers of Dillon Read listed on Exhibit E, attached hereto and incorporated herein by reference, under powers of attorney pursuant to which Dillon Read has been granted sole voting power and sole investment power with respect to such securi-ties. Such Common Stock was received by each of the persons listed on Exhibit E hereto upon the conversion and distribution of shares of Preferred Stock held by such person upon the clos-ing of the Initial Public Offering. The source and the aggre-gate amount of funds used to purchase the Shares (including the cost of converting the Preferred Stock into Common Stock) by each of the persons listed on Exhibit E hereto is set forth in Exhibit E hereto. The table below sets forth the aggregate amount of funds used in making the purchases of the Shares (including the cost of converting the Preferred Stock into Com-mon Stock) by each of the Funds and Dillon Read, as agent.

                                 Shares
                                 Originally                 Total
Price
Purchaser                        Purchased1                 of
Shares
- ---------                        ----------
- -----------
Concord Japan                       191,273                 $
404,202
Concord II                        1,052,000
2,223,100
Lexington II                         35,000
70,000
Lexington III                        15,151
50,000
Dillon Read2                        109,980
333,995

_________________________

1     Reflects a two-for-three reverse stock split effective
August 28,
      1995.

2     Reflects the amount of funds used to purchase the 109,980
Agency
      Shares acquired by Dillon Read, as agent, for the benefit of those persons listed on Exhibit E but does not include the Market-Making
      Shares (as defined below).

            As of May 20, 1996, Dillon Read was long 219 shares of Common Stock (the "Market-Making Shares"), all of which shares were purchased in the ordinary course of Dillon Read's market-making activities. See Item 4 below for further infor-mation regarding Dillon Read's market-making activities.

Item 4.  Purpose of Transaction

            On May 8, 1996, Dillon Read commenced market-making activities in the Common Stock in the ordinary course of Dillon Read's securities brokerage and trading activities. The Market-Making Shares were purchased in the ordinary course of such market-making activities. As such Dillon Read may acquire or dispose of shares of Common Stock for its own account. Such market-making is not for the purpose of effecting any of the actions enumerated in paragraphs (a) through (j) of Item 4 of
Schedule 13D and may be discontinued at any time without notice. At any time, Dillon Read may be long or short in its position with respect to the Common Stock. At May 20, 1996, Dillon Read was long 219 Market-Making Shares.

            Except for the Market-Making Shares, all of the shares of Preferred Stock (converted into Common Stock in con-nection with the Initial Public Offering) were acquired by the Reporting Persons in transactions originally occurring between September 1988 and February 1992.

            The Funds acquired the shares of Preferred Stock (converted into Common Stock in connection with the Initial Public Offering) owned of record by them in the ordinary course of their respective investment activities and as contemplated by their organizational documents. Dillon Read acquired the 61,589 Agency Shares owned of record by it pursuant to powers of attorney executed by the individuals listed on Exhibit E hereto.

            By reason of Dillon Read's relationship with the Funds (see Item 2), Dillon Read may be in a position to influ-ence whether the Company engages in certain corporate transac-tions, including those transactions enumerated under paragraphs
(a) through (j) of Item 4 of Schedule 13D.

            Except as described in this Statement, as of the date hereof, the Reporting Persons have not formulated any specific plans or proposals which relate to or would result in: (a) the acquisition by any person of additional securities of the Com-pany or the disposition of securities of the Company; (b) an extraordinary corporate transaction, such as a merger, reorgan-ization or liquidation involving the Company; (c) a sale or transfer of a material amount of assets of the Company; (d) any change in the present board of directors or management of the Company, including any plans or proposals to change the number or term of directors or management of the Company, including any plans or proposals to change the number or term of direc-tors or to fill any existing vacancies on the board; (e) any material change in the present capitalization or dividend pol-icy of the Company; (f) any other material change in the Compa-ny's business or corporate structure; (g) changes in the Compa-ny's charter or bylaws or other actions which may impede the acquisition of control of the Company by any person;
(h) causing a class of securities of the Company to be delisted from a national securities exchange or to cease to be autho-rized to be quoted in an inter-dealer quotation system of a registered national securities association; (i) causing a class of equity securities of the Company to become eligible for ter-mination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the "Act"); or
(j) any action similar to any of those enumerated above.

Item 5.  Interests in Securities of the Issuer

            (a)   By reason of their relationship with Dillon
Read
(see Item 2), as of May 20, 1996, DR Holding and DRI may be deemed pursuant to Rule 13d-3 under the Act ("Rule 13d-3") to beneficially own 1,122,548 shares of Common Stock, representing 5.1% of the outstanding shares of Common Stock reported by the Company to be outstanding at March 31, 1996 (the "Outstanding Shares"). DR Holding and DRI disclaim beneficial ownership of all shares of Common Stock held by Dillon Read and the Funds.

            By reason of Dillon Read's relationship with the Funds (see Item 2), as of May 20, 1996, Dillon Read may be deemed pursuant to Rule 13d-3 to beneficially own 1,122,548 shares of Common Stock (including the 61,589 Agency Shares held by Dillon Read as agent for the persons listed on Exhibit E hereto), representing 5.1% of the Outstanding Shares.

            As of May 20, 1996, Concord II beneficially owns 841,600 shares of Common Stock, representing 3.8% of the Out-standing Shares. Concord Japan beneficially owns 191,273 shares of Common Stock, representing .91% of the Outstanding Shares. Lexington II beneficially owns 19,601 shares of Common Stock, representing .09% of the Outstanding Shares. Lexington

III beneficially owns 8,485 shares of Common Stock, represent-ing .04% of the Outstanding Shares.

            In addition, as of May 20, 1996, the individuals named in Exhibit E hereto may be deemed to beneficially own the 61,589 Agency Shares, representing .28% of the Outstanding Shares; however, pursuant to powers of attorney executed by each such individual in favor of Dillon Read, Dillon Read has been granted sole voting power and sole investment power with respect to the Agency Shares. Accordingly, each such person disclaims beneficial ownership of the Agency Shares held by Dillon Read for his economic benefit. The name of each such person and the number of Agency Shares and other shares of Com-mon Stock and the percentage of the Outstanding Shares as to which each such person disclaims or affirms beneficial owner-ship are set forth in Exhibit E hereto, which is incorporated herein by reference.

            On May 14, 1996, Dillon Read released the power of attorney relating to an aggregate of 48,391 Agency Shares with respect to which Dillon Read had previously been granted sole voting power and sole investment power. As of May 20, 1996, there are 61,589 Agency Shares held by Dillon Read as agent for the persons listed on Exhibit E hereto.

            Pursuant to each respective partnership agreement, on May 14, 1996, Lexington II distributed an aggregate of 15,399 shares of Common Stock to its partners, and Lexington III dis-tributed an aggregate of 6,666 shares of Common Stock to its partners. Pursuant to its partnership agreement, on May 20, 1996, Concord II distributed an aggregate of 210,400 shares of Common Stock to its partners.

            Except as set forth herein, to the best knowledge of the Reporting Persons, none of the other persons identified in this filing currently owns, or has any right to acquire, any shares of the Common Stock.

            (b) As noted in Items 2 and 5(a), Dillon Read has the voting power and investment power with respect to the shares of Common Stock reported in this Statement as being ben-eficially owned by the Funds, and with respect to the Agency Shares. By reason of their relationship with one another, Dillon Read, DRI and DR Holding may be deemed to share voting and dispositive powers as to all of the shares of Common Stock reported in Item 5(a) that Dillon Read may be deemed to beneficially own; however, as noted above, DR Holding and DRI disclaim beneficial ownership of such shares.

            (c)   Except as set forth below, to the best
knowledge
of the Reporting Persons, none of the persons identified in this filing effected transactions in the Common Stock within the preceding sixty days. Dillon Read currently makes a market in the Common Stock, and as such, may acquire or dispose of shares of Common Stock for its own account in the ordinary course of its securities brokerage and trading activities.
Such market-making is not for the purpose of effecting any of the actions enumerated in paragraphs (a) through (j) of Item 4 of Schedule 13D and may be discontinued at any time without notice. Exhibit F sets forth market-making transactions by Dillon Read during the past sixty days and is incorporated herein by reference. All items were purchases and sales effected in open market transactions.

            (d) To the best knowledge of the Reporting Persons, no person other than those identified in this Schedule has the right to receive or the power to direct the receipt of divi-dends from, or the proceeds from the sale of, the securities reported on this Schedule.

            (e)   Not applicable.

Item 6. Contracts, Arrangements, Understandings or Rela-tionships with Respect to Securities of the Issuer

            Dillon Read currently makes a market in the Common
Stock in the ordinary course of its securities brokerage and trading activities. Such market-making may be discontinued at any time without notice.

            In connection with the future sales by the Company of its Common Stock, Exhibit I (attached hereto and incorporated herein by reference) sets forth the arrangement between the Reporting Persons and the Company with respect to a right of first offer for such Common Stock granted to the Reporting Per-sons by the Company.

            In connection with the issuance and sale of the Pre-ferred Stock (converted into Common Stock in connection with the Initial Public Offering), Exhibit J (attached hereto and incorporated herein by reference) sets forth the arrangement between the Reporting Persons and the Company with respect to registration rights for such Common Stock granted to the Reporting Persons by the Company.

Item 7.  Material to be Filed as Exhibits

      Exhibit A     -  Executive Officers and Directors of
Dillon,
                        Read Holding Inc.

      Exhibit B     -  Executive Officers and Directors of
Dillon,
                        Read Inc.

      Exhibit C     -  Executive Officers and Directors of
Dillon,
                        Read & Co., Inc.

      Exhibit D     -  Executive Officers and Directors of
Concord
                        Partners Japan Limited.

      Exhibit E     -  Ownership of Common Stock by Managing
                        Directors, Former Managing Directors,
                        Officers and Former Officers of Dillon,
                        Read & Co. Inc.

      Exhibit F     -  Market-Making Transactions by Dillon, Read
                        & Co. Inc. During Past Sixty Days.

      Exhibit G     -  Joint Filing Agreement Pursuant to Rule
                        13d-1(f).

      Exhibit H     -  Form of Power of Attorney Executed by Per-
                        sons Listed in Exhibit E.

      Exhibit I     -  Amendment No. 1 to the Stock Purchase
                        Agreements.

      Exhibit J     -  Amended and Restated Registration Rights
                        Agreement.

                          SIGNATURES


          The undersigned certify that, after reasonable inquiry and to the best of their respective knowledge and belief, the information set forth in the Schedule 13D is true, complete and correct.


                               DILLON, READ HOLDING INC.


                               By: /s/ David W. Niemiec
                                   ____________________________
                                   Name:   David W. Niemiec
                                   Title:  Vice Chairman


                               DILLON, READ INC.


                               By: /s/ David W. Niemiec
                                   ____________________________
                                   Name:   David W. Niemiec
                                   Title:  Secretary


                               DILLON, READ & CO. INC.


                               By: /s/ David W. Niemiec
                                   ____________________________
                                   Name:   David W. Niemiec
                                   Title:  Vice Chairman


                               CONCORD PARTNERS II, L.P.

                               By: Venture Associates II, L.P.,
                                   its General Partner

                               By: Dillon, Read Inc.,
                                   its General Partner


                               By: /s/ Peter A. Leidel
                                   ____________________________
                                   Attorney-in-Fact

                                     CONCORD PARTNERS JAPAN
LIMITED


                                     By: /s/ Peter A. Leidel

____________________________
                                         Attorney-in-Fact


                                     LEXINGTON PARTNERS II, L.P.

                                     By: Dillon, Read & Co. Inc.,
                                         its General Partner


                                     By: /s/ David W. Niemiec

____________________________
                                         Managing Director


                                     LEXINGTON PARTNERS III, L.P.

                                     By: Dillon, Read & Co. Inc.,
                                         its General Partner


                                     By: /s/ David W. Niemiec

____________________________
                                         Managing Director


Dated: May 24, 1996

                         SCHEDULE 13D

                           EXHIBIT A

 Executive Officers and Directors of Dillon, Read Holding Inc.


NAME:                         John P. Birkelund

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a)  Name:          Dillon, Read & Co. Inc.
          (b)  Address:       535 Madison Avenue
                              New York, NY  10022
          (c)  Title:         Chairman, Director and Managing
                              Director of Dillon, Read & Co.
                              Inc.

CITIZENSHIP:                  USA


NAME:                         David W. Niemiec

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a)  Name:          Dillon, Read & Co. Inc.
          (b)  Address:       535 Madison Avenue
                              New York, NY  10022
          (c)  Title:         Vice Chairman, Director, Managing
                              Director, Treasurer and Secretary
                              of Dillon, Read & Co. Inc.

CITIZENSHIP:                  USA

                               SCHEDULE 13D

                                 EXHIBIT A

       Executive Officers and Directors of Dillon, Read Holding
Inc.


NAME:                               Francois de Saint Phalle

RESIDENCE OR                        Dillon, Read & Co. Inc.
BUSINESS ADDRESS:                   535 Madison Avenue
                                    New York, NY  10022

PRINCIPAL OCCUPATION:

            (a)  Name:              Dillon, Read & Co. Inc.
            (b)  Address:           535 Madison Avenue
                                    New York, NY  10022
            (c)  Title:             Vice Chairman, Director and
Man-
                                    aging Director of Dillon,
Read &
                                    Co. Inc.

CITIZENSHIP:                        USA


NAME:                               Franklin W. Hobbs, IV

RESIDENCE OR                        Dillon, Read & Co. Inc.
BUSINESS ADDRESS:                   535 Madison Avenue
                                    New York, NY  10022

PRINCIPAL OCCUPATION:

            (a)  Name:              Dillon, Read & Co. Inc.
            (b)  Address:           535 Madison Avenue
                                    New York, NY  10022
            (c)  Title:             President, Chief Executive
Offi-
                                    cer, Director and Managing
Direc-
                                    tor of Dillon, Read & Co.
Inc.

CITIZENSHIP:                        USA

                               SCHEDULE 13D

                                 EXHIBIT A

       Executive Officers and Directors of Dillon, Read Holding
Inc.


NAME:                               Leendert C. Grijns

RESIDENCE OR                        Internationale Nederlanden
(U.S.)
BUSINESS ADDRESS:                   Capital Corporation
                                    135 East 57th Street
                                    New York, NY  10022

PRINCIPAL OCCUPATION:

            (a)  Name:              Internationale Nederlanden
(U.S.)
                                    Capital Corporation
            (b)  Address:           135 East 57th Street
                                    New York, NY  10022
            (c)  Title:             Chairman

CITIZENSHIP:                        Dutch


NAME:                               Jan Hessel Lindenbergh

RESIDENCE OR                        ING Bank
BUSINESS ADDRESS:                   De Amsterdam Poort
                                    1102 MG Amsterdam Zuiboost
                                    The Netherlands

PRINCIPAL OCCUPATION:

            (a)  Name:              ING Bank
            (b)  Address:           De Amsterdam Poort
                                    1102 MG Amsterdam Zuiboost
                                    The Netherlands
            (c)  Title:             Director

CITIZENSHIP:                        HOLLAND

                              SCHEDULE 13D

                                EXHIBIT B

      Executive Officers and Directors of Dillon, Read Inc.


NAME:                               John P. Birkelund

RESIDENCE OR                        Dillon, Read & Co. Inc.
BUSINESS ADDRESS:                   535 Madison Avenue
                                    New York, NY  10022

PRINCIPAL OCCUPATION:

            (a) Name:               Dillon, Read & Co. Inc.
            (b) Address:            535 Madison Avenue
                                    New York, NY 10022
            (c) Title:              Chairman, Director and
Managing
                                    Director of Dillon, Read
                                      & Co. Inc.

CITIZENSHIP:                        USA


NAME:                               David W. Niemiec

RESIDENCE OR                        Dillon, Read & Co. Inc.
BUSINESS ADDRESS:                   535 Madison Avenue
                                    New York, NY  10022

PRINCIPAL OCCUPATION:

            (a) Name:               Dillon, Read & Co. Inc.
            (b) Address:            535 Madison Avenue
                                    New York, NY  10022
            (c) Title:              Vice Chairman, Director,
Managing
                                    Director, Treasurer and
Secretary
                                    of Dillon, Read & Co. Inc.

CITIZENSHIP:                        USA

                               SCHEDULE 13D

                                 EXHIBIT B

           Executive Officers and Directors of Dillon, Read Inc.


NAME:                               Francois de Saint Phalle

RESIDENCE OR                        Dillon, Read & Co. Inc.
BUSINESS ADDRESS:                   535 Madison Avenue
                                    New York, NY  10022

PRINCIPAL OCCUPATION:

            (a) Name:               Dillon, Read & Co. Inc.
            (b) Address:            535 Madison Avenue
                                    New York, NY  10022
            (c) Title:              Vice Chairman, Director and
Man-
                                    aging Director of Dillon,
Read
                                      & Co. Inc.

CITIZENSHIP:                        USA


NAME:                               Franklin W. Hobbs, IV

RESIDENCE OR                        Dillon, Read & Co. Inc.
BUSINESS ADDRESS:                   535 Madison Avenue
                                    New York, NY  10022

PRINCIPAL OCCUPATION:

            (a) Name:               Dillon, Read & Co. Inc.
            (b) Address:            535 Madison Avenue
                                    New York, NY  10022
            (c) Title:              President, Chief Executive
Offi-
                                    cer, Director and Managing
Direc-
                                    tor of Dillon, Read
                                      & Co. Inc.

CITIZENSHIP:                        USA

                               SCHEDULE 13D

                                 EXHIBIT C

        Executive Officers and Directors of Dillon, Read & Co.
Inc.


NAME:                               John P. Birkelund

RESIDENCE OR                        Dillon, Read & Co. Inc.
BUSINESS ADDRESS:                   535 Madison Avenue
                                    New York, NY  10022

PRINCIPAL OCCUPATION:

            (a) Name:               Dillon, Read & Co. Inc.
            (b) Address:            535 Madison Avenue
                                    New York, NY  10022
            (c) Title:              Chairman, Director and
Managing
                                    Director

CITIZENSHIP:                        USA


NAME:                               David W. Niemiec

RESIDENCE OR                        Dillon, Read & Co. Inc.
BUSINESS ADDRESS:                   535 Madison Avenue
                                    New York, NY  10022

PRINCIPAL OCCUPATION:

            (a) Name:               Dillon, Read & Co. Inc.
            (b) Address:            535 Madison Avenue
                                    New York, NY  10022
            (c) Title:              Vice Chairman, Director,
Managing
                                    Director, Treasurer and
Secretary

CITIZENSHIP:                        USA

                               SCHEDULE 13D

                                 EXHIBIT C

        Executive Officers and Directors of Dillon, Read & Co.
Inc.


NAME:                               Francois de Saint Phalle

RESIDENCE OR                        Dillon, Read & Co. Inc.
BUSINESS ADDRESS:                   535 Madison Avenue
                                    New York, NY  10022

PRINCIPAL OCCUPATION:

            (a) Name:               Dillon, Read & Co. Inc.
            (b) Address:            535 Madison Avenue
                                    New York, NY  10022
            (c) Title:              Vice Chairman, Director and
Man-
                                    aging Director

CITIZENSHIP:                        USA


NAME:                               Franklin W. Hobbs, IV

RESIDENCE OR                        Dillon, Read & Co. Inc.
BUSINESS ADDRESS:                   535 Madison Avenue
                                    New York, NY  10022

PRINCIPAL OCCUPATION:

            (a) Name:               Dillon, Read & Co. Inc.
            (b) Address:            535 Madison Avenue
                                    New York, NY  10022
            (c) Title:              President, Chief Executive
Offi-
                                    cer, Director and Managing
                                    Director

CITIZENSHIP:                        USA

                               SCHEDULE 13D

                                 EXHIBIT C

        Executive Officers and Directors of Dillon, Read & Co.
Inc.


NAME:                               Barbara T. Alexander

RESIDENCE OR                        Dillon, Read & Co. Inc.
BUSINESS ADDRESS:                   535 Madison Avenue
                                    New York, NY  10022

PRINCIPAL OCCUPATION:

            (a) Name:               Dillon, Read & Co. Inc.
            (b) Address:            535 Madison Avenue
                                    New York, NY  10022
            (c) Title:              Director and Managing
Director

CITIZENSHIP:                        USA


NAME:                               Sharyar Aziz

RESIDENCE OR                        Dillon, Read & Co. Inc.
BUSINESS ADDRESS:                   535 Madison Avenue
                                    New York, NY  10022

PRINCIPAL OCCUPATION:

            (a) Name:               Dillon, Read & Co. Inc.
            (b) Address:            535 Madison Avenue
                                    New York, NY  10022
            (c) Title:              Director and Managing
Director

CITIZENSHIP:                        USA

                               SCHEDULE 13D

                                 EXHIBIT C

        Executive Officers and Directors of Dillon, Read & Co.
Inc.


NAME:                               Tamara A. Baum

RESIDENCE OR                        Dillon, Read & Co. Inc.
BUSINESS ADDRESS:                   535 Madison Avenue
                                    New York, NY  10022

PRINCIPAL OCCUPATION:

            (a) Name:               Dillon, Read & Co. Inc.
            (b) Address:            535 Madison Avenue
                                    New York, NY  10022
            (c) Title:              Director and Managing
Director

CITIZENSHIP:                        USA


NAME:                               James H. Brandi

RESIDENCE OR                        Dillon, Read & Co. Inc.
BUSINESS ADDRESS:                   535 Madison Avenue
                                    New York, NY  10022

PRINCIPAL OCCUPATION:

            (a) Name:               Dillon, Read & Co. Inc.
            (b) Address:            535 Madison Avenue
                                    New York, NY  10022
            (c) Title:              Director and Managing
Director

CITIZENSHIP:                        USA

                               SCHEDULE 13D

                                 EXHIBIT C

        Executive Officers and Directors of Dillon, Read & Co.
Inc.


NAME:                               William S. Brenizer

RESIDENCE OR                        Dillon, Read & Co. Inc.
BUSINESS ADDRESS:                   535 Madison Avenue
                                    New York, NY  10022

PRINCIPAL OCCUPATION:

            (a) Name:               Dillon, Read & Co. Inc.
            (b) Address:            535 Madison Avenue
                                    New York, NY  10022
            (c) Title:              Director and Managing
Director

CITIZENSHIP:                        USA


NAME:                               John G. Brim

RESIDENCE OR                        Dillon, Read & Co. Inc.
BUSINESS ADDRESS:                   535 Madison Avenue
                                    New York, NY  10022

PRINCIPAL OCCUPATION:

            (a) Name:               Dillon, Read & Co. Inc.
            (b) Address:            535 Madison Avenue
                                    New York, NY  10022
            (c) Title:              Director and Managing
Director

CITIZENSHIP:                        USA

                               SCHEDULE 13D

                                 EXHIBIT C

        Executive Officers and Directors of Dillon, Read & Co.
Inc.


NAME:                               Michael A. Cilia

RESIDENCE OR                        Dillon, Read & Co. Inc.
BUSINESS ADDRESS:                   535 Madison Avenue
                                    New York, NY  10022

PRINCIPAL OCCUPATION:

            (a) Name:               Dillon, Read & Co. Inc.
            (b) Address:            535 Madison Avenue
                                    New York, NY  10022
            (c) Title:              Director and Managing
Director

CITIZENSHIP:                        USA


NAME:                               Frank V. Colombo

RESIDENCE OR                        Dillon, Read & Co. Inc.
BUSINESS ADDRESS:                   535 Madison Avenue
                                    New York, NY  10022

PRINCIPAL OCCUPATION:

            (a) Name:               Dillon, Read & Co. Inc.
            (b) Address:            535 Madison Avenue
                                    New York, NY  10022
            (c) Title:              Director and Managing
Director

CITIZENSHIP:                        USA

                               SCHEDULE 13D

                                 EXHIBIT C

        Executive Officers and Directors of Dillon, Read & Co.
Inc.


NAME:                               John N. Crew

RESIDENCE OR                        Dillon, Read & Co. Inc.
BUSINESS ADDRESS:                   3950 Trammel Crow Lane
                                    2001 Ross Avenue
                                    Dallas, TX  75201

PRINCIPAL OCCUPATION:

            (a) Name:               Dillon, Read & Co. Inc.
            (b) Address:            3950 Trammel Crow Lane
                                    2001 Ross Avenue
                                    Dallas, TX  75201
            (c) Title:              Director and Managing
Director

CITIZENSHIP:                        USA


NAME:                               Kenneth S. Crews

RESIDENCE OR                        Dillon, Read & Co. Inc.
BUSINESS ADDRESS:                   3950 Trammel Crow Lane
                                    2001 Ross Avenue
                                    Dallas, TX  75201

PRINCIPAL OCCUPATION:

            (a) Name:               Dillon, Read & Co. Inc.
            (b) Address:            3950 Trammel Crow Lane
                                    2001 Ross Avenue
                                    Dallas, TX  75201
            (c) Title:              Director and Managing
Director

CITIZENSHIP:                        USA

                               SCHEDULE 13D

                                 EXHIBIT C

        Executive Officers and Directors of Dillon, Read & Co.
Inc.


NAME:                               Richard W. Dickey

RESIDENCE OR                        Dillon, Read & Co. Inc.
BUSINESS ADDRESS:                   535 Madison Avenue
                                    New York, NY  10022

PRINCIPAL OCCUPATION:

            (a) Name:               Dillon, Read & Co. Inc.
            (b) Address:            535 Madison Avenue
                                    New York, NY  10022
            (c) Title:              Director and Managing
Director

CITIZENSHIP:                        USA


NAME:                               Charles P. Durkin, Jr.

RESIDENCE OR                        Dillon, Read & Co. Inc.
BUSINESS ADDRESS:                   535 Madison Avenue
                                    New York, NY  10022

PRINCIPAL OCCUPATION:

            (a) Name:               Dillon, Read & Co. Inc.
            (b) Address:            535 Madison Avenue
                                    New York, NY  10022
            (c) Title:              Director and Managing
Director

CITIZENSHIP:                        USA

                               SCHEDULE 13D

                                 EXHIBIT C

        Executive Officers and Directors of Dillon, Read & Co.
Inc.


NAME:                               Peter M. Flanigan

RESIDENCE OR                        Dillon, Read & Co. Inc.
BUSINESS ADDRESS:                   535 Madison Avenue
                                    New York, NY  10022

PRINCIPAL OCCUPATION:

            (a) Name:               Dillon, Read & Co. Inc.
            (b) Address:            535 Madison Avenue
                                    New York, NY  10022
            (c) Title:              Director

CITIZENSHIP:                        USA


NAME:                               Thomas J. Hartfield

RESIDENCE OR                        Dillon, Read & Co. Inc.
BUSINESS ADDRESS:                   535 Madison Avenue
                                    New York, NY  10022

PRINCIPAL OCCUPATION:

            (a) Name:               Dillon, Read & Co. Inc.
            (b) Address:            535 Madison Avenue
                                    New York, NY  10022
            (c) Title:              Director and Managing
Director

CITIZENSHIP:                        USA

                               SCHEDULE 13D

                                 EXHIBIT C

        Executive Officers and Directors of Dillon, Read & Co.
Inc.


NAME:                               John H.F. Haskell, Jr.

RESIDENCE OR                        Dillon, Read & Co. Inc.
BUSINESS ADDRESS:                   535 Madison Avenue
                                    New York, NY  10022

PRINCIPAL OCCUPATION:

            (a) Name:               Dillon, Read & Co. Inc.
            (b) Address:            535 Madison Avenue
                                    New York, NY  10022
            (c) Title:              Director and Managing
Director

CITIZENSHIP:                        USA


NAME:                               Anthony B. Helfet

RESIDENCE OR                        Dillon, Read & Co. Inc.
BUSINESS ADDRESS:                   555 California Street, Suite
4950
                                    San Francisco, CA  94104

PRINCIPAL OCCUPATION:

            (a) Name:               Dillon, Read & Co. Inc.
            (b) Address:            555 California Street, Suite
4950
                                    San Francisco, CA  94104
            (c) Title:              Director and Managing
Director

CITIZENSHIP:                        USA

                               SCHEDULE 13D

                                 EXHIBIT C

        Executive Officers and Directors of Dillon, Read & Co.
Inc.


NAME:                               William O. Hiltz

RESIDENCE OR                        Dillon, Read & Co. Inc.
BUSINESS ADDRESS:                   535 Madison Avenue
                                    New York, NY  10022

PRINCIPAL OCCUPATION:

            (a) Name:               Dillon, Read & Co. Inc.
            (b) Address:            535 Madison Avenue
                                    New York, NY  10022
            (c) Title:              Director and Managing
Director

CITIZENSHIP:                        USA


NAME:                               Robert H. Hotz

RESIDENCE OR                        Dillon, Read & Co. Inc.
BUSINESS ADDRESS:                   535 Madison Avenue
                                    New York, NY  10022

PRINCIPAL OCCUPATION:

            (a) Name:               Dillon, Read & Co. Inc.
            (b) Address:            535 Madison Avenue
                                    New York, NY  10022
            (c) Title:              Director and Managing
Director

CITIZENSHIP:                        USA

                               SCHEDULE 13D

                                 EXHIBIT C

        Executive Officers and Directors of Dillon, Read & Co.
Inc.


NAME:                               James W. Hunt

RESIDENCE OR                        Dillon, Read & Co. Inc.
BUSINESS ADDRESS:                   3950 Trammel Crow Lane
                                    2001 Ross Avenue
                                    Dallas, TX  75201

PRINCIPAL OCCUPATION:

            (a) Name:               Dillon, Read & Co. Inc.
            (b) Address:            3950 Trammel Crow Lane
                                    2001 Ross Avenue
                                    Dallas, TX  75201
            (c) Title:              Director and Managing
Director

CITIZENSHIP:                        USA


NAME:                               Peter H. Imhoff

RESIDENCE OR                        Dillon, Read & Co. Inc.
BUSINESS ADDRESS:                   535 Madison Avenue
                                    New York, NY  10022

PRINCIPAL OCCUPATION:

            (a) Name:               Dillon, Read & Co. Inc.
            (b) Address:            535 Madison Avenue
                                    New York, NY  10022
            (c) Title:              Director and Managing
Director

CITIZENSHIP:                        USA

                               SCHEDULE 13D

                                 EXHIBIT C

        Executive Officers and Directors of Dillon, Read & Co.
Inc.


NAME:                               Yerger Johnstone

RESIDENCE OR                        Dillon, Read & Co. Inc.
BUSINESS ADDRESS:                   60 London Wall
                                    London EC2M 5TQ
                                    United Kingdom

PRINCIPAL OCCUPATION:

            (a) Name:               Dillon, Read & Co. Inc.
            (b) Address:            535 Madison Avenue
                                    New York, NY  10022
            (c) Title:              Director and Managing
Director

CITIZENSHIP:                        UK


NAME:                               Craig A.T. Jones

RESIDENCE OR                        Dillon, Read & Co. Inc.
BUSINESS ADDRESS:                   260 Franklin Street - 15th
Floor
                                    Boston, MA  02110

PRINCIPAL OCCUPATION:

            (a) Name:               Dillon, Read & Co. Inc.
            (b) Address:            260 Franklin Street - 15th
Floor
                                    Boston, MA  02110
            (c) Title:              Director and Managing
Director

CITIZENSHIP:                        USA

                               SCHEDULE 13D

                                 EXHIBIT C

        Executive Officers and Directors of Dillon, Read & Co.
Inc.


NAME:                               Kenjiro Kawaguchi

RESIDENCE OR                        Dillon, Read & Co. Inc.
BUSINESS ADDRESS:                   Imperial Tower, 6th Floor
                                    1-1-1 Uschisaiwai-cho
                                    Chiyoda-ku
                                    Tokyo, Japan

PRINCIPAL OCCUPATION:

            (a) Name:               Dillon, Read & Co. Inc.
            (b) Address:            Imperial Tower, 6th Floor
                                    1-1-1 Uschisaiwai-cho
                                    Chiyoda-ku
                                    Tokyo, Japan
            (c) Title:              Director and Managing
Director

CITIZENSHIP:                        Japan


NAME:                               Patrick J. Landers

RESIDENCE OR                        Dillon, Read & Co. Inc.
BUSINESS ADDRESS:                   535 Madison Avenue
                                    New York, NY  10022

PRINCIPAL OCCUPATION:

            (a) Name:               Dillon, Read & Co. Inc.
            (b) Address:            535 Madison Avenue
                                    New York, NY  10022
            (c) Title:              Director and Managing
Director

CITIZENSHIP:                        USA

                               SCHEDULE 13D

                                 EXHIBIT C

        Executive Officers and Directors of Dillon, Read & Co.
Inc.


NAME:                               Bryan H. Lawrence

RESIDENCE OR                        Dillon, Read & Co. Inc.
BUSINESS ADDRESS:                   535 Madison Avenue
                                    New York, NY  10022

PRINCIPAL OCCUPATION:

            (a) Name:               Dillon, Read & Co. Inc.
            (b) Address:            535 Madison Avenue
                                    New York, NY  10022
            (c) Title:              Director and Managing
Director

CITIZENSHIP:                        USA


NAME:                               J. Richard Leaman, III

RESIDENCE OR                        Dillon, Read & Co. Inc.
BUSINESS ADDRESS:                   535 Madison Avenue
                                    New York, NY  10022

PRINCIPAL OCCUPATION:

            (a) Name:               Dillon, Read & Co. Inc.
            (b) Address:            535 Madison Avenue
                                    New York, NY  10022
            (c) Title:              Director and Managing
Director

CITIZENSHIP:                        USA

                               SCHEDULE 13D

                                 EXHIBIT C

        Executive Officers and Directors of Dillon, Read & Co.
Inc.


NAME:                               Richard R. Macek

RESIDENCE OR                        Dillon, Read & Co. Inc.
BUSINESS ADDRESS:                   120 Wall Street
                                    New York, NY  10005

PRINCIPAL OCCUPATION:

            (a) Name:               Dillon, Read & Co. Inc.
            (b) Address:            120 Wall Street
                                    New York, NY  10005
            (c) Title:              Controller, Director and
Managing
                                    Director

CITIZENSHIP:                        USA


NAME:                               Daniel F. Marciano

RESIDENCE OR                        Dillon, Read & Co. Inc.
BUSINESS ADDRESS:                   535 Madison Avenue
                                    New York, NY  10022

PRINCIPAL OCCUPATION:

            (a) Name:               Dillon, Read & Co. Inc.
            (b) Address:            535 Madison Avenue
                                    New York, NY  10022
            (c) Title:              Director and Managing
Director

CITIZENSHIP:                        USA

                               SCHEDULE 13D

                                 EXHIBIT C

        Executive Officers and Directors of Dillon, Read & Co.
Inc.


NAME:                               Cynthia R. Melcher

RESIDENCE OR                        Dillon, Read & Co. Inc.
BUSINESS ADDRESS:                   535 Madison Avenue
                                    New York, NY  10022

PRINCIPAL OCCUPATION:

            (a) Name:               Dillon, Read & Co. Inc.
            (b) Address:            535 Madison Avenue
                                    New York, NY  10022
            (c) Title:              Director and Managing
Director

CITIZENSHIP:                        USA


NAME:                               Richard J. Milligan

RESIDENCE OR                        Dillon, Read & Co. Inc.
BUSINESS ADDRESS:                   535 Madison Avenue
                                    New York, NY  10022

PRINCIPAL OCCUPATION:

            (a) Name:               Dillon, Read & Co. Inc.
            (b) Address:            535 Madison Avenue
                                    New York, NY  10022
            (c) Title:              Director and Managing
Director

CITIZENSHIP:                        USA

                               SCHEDULE 13D

                                 EXHIBIT C

        Executive Officers and Directors of Dillon, Read & Co.
Inc.


NAME:                               Richard H. Montague

RESIDENCE OR                        Dillon, Read & Co. Inc.
BUSINESS ADDRESS:                   535 Madison Avenue
                                    New York, NY  10022

PRINCIPAL OCCUPATION:

            (a) Name:               Dillon, Read & Co. Inc.
            (b) Address:            535 Madison Avenue
                                    New York, NY  10022
            (c) Title:              Director and Managing
Director

CITIZENSHIP:                        USA


NAME:                               Robert Moulton-Ely

RESIDENCE OR                        Dillon, Read & Co. Inc.
BUSINESS ADDRESS:                   535 Madison Avenue
                                    New York, NY  10022

PRINCIPAL OCCUPATION:

            (a) Name:               Dillon, Read & Co. Inc.
            (b) Address:            535 Madison Avenue
                                    New York, NY  10022
            (c) Title:              Director and Managing
Director

CITIZENSHIP:                        USA

                               SCHEDULE 13D

                                 EXHIBIT C

        Executive Officers and Directors of Dillon, Read & Co.
Inc.


NAME:                               John H. Mullin, III

RESIDENCE OR                        Ridgeway Farm Inc.
BUSINESS ADDRESS:                   Route 2
                                    Box 380
                                    Brookneal, VA 24528

PRINCIPAL OCCUPATION:

            (a) Name:               Ridgeway Farm Inc.
            (b) Address:            Route 2
                                    Box 380
                                    Brookneal, VA 24528
            (c) Title:              Shade Tree Farmer

CITIZENSHIP:                        USA


NAME:                               Christian L. Oberbeck

RESIDENCE OR                        Dillon, Read & Co. Inc.
BUSINESS ADDRESS:                   535 Madison Avenue
                                    New York, NY  10022

PRINCIPAL OCCUPATION:

            (a) Name:               Dillon, Read & Co. Inc.
            (b) Address:            535 Madison Avenue
                                    New York, NY  10022
            (c) Title:              Director and Managing
Director

CITIZENSHIP:                        USA

                               SCHEDULE 13D

                                 EXHIBIT C

        Executive Officers and Directors of Dillon, Read & Co.
Inc.


NAME:                               Victor A. Pelson

RESIDENCE OR                        Dillon, Read & Co. Inc.
BUSINESS ADDRESS:                   535 Madison Avenue
                                    New York, NY  10022

PRINCIPAL OCCUPATION:

            (a) Name:               Dillon, Read & Co. Inc.
            (b) Address:            535 Madison Avenue
                                    New York, NY  10022
            (c) Title:              Director

CITIZENSHIP:                        USA


NAME:                               Robert A. Pilkington

RESIDENCE OR                        Dillon, Read & Co. Inc.
BUSINESS ADDRESS:                   535 Madison Avenue
                                    New York, NY  10022

PRINCIPAL OCCUPATION:

            (a) Name:               Dillon, Read & Co. Inc.
            (b) Address:            535 Madison Avenue
                                    New York, NY  10022
            (c) Title:              Director and Managing
Director

CITIZENSHIP:                        UK

                               SCHEDULE 13D

                                 EXHIBIT C

        Executive Officers and Directors of Dillon, Read & Co.
Inc.


NAME:                               Thomas L. Piper, III

RESIDENCE OR                        Dillon, Read & Co. Inc.
BUSINESS ADDRESS:                   535 Madison Avenue
                                    New York, NY  10022

PRINCIPAL OCCUPATION:

            (a) Name:               Dillon, Read & Co. Inc.
            (b) Address:            535 Madison Avenue
                                    New York, NY  10022
            (c) Title:              Director and Managing
Director

CITIZENSHIP:                        USA


NAME:                               Jerome H. Powell

RESIDENCE OR                        Dillon, Read & Co. Inc.
BUSINESS ADDRESS:                   535 Madison Avenue
                                    New York, NY  10022

PRINCIPAL OCCUPATION:

            (a) Name:               Dillon, Read & Co. Inc.
            (b) Address:            535 Madison Avenue
                                    New York, NY  10022
            (c) Title:              Director and Managing
Director

CITIZENSHIP:                        USA

                               SCHEDULE 13D

                                 EXHIBIT C

        Executive Officers and Directors of Dillon, Read & Co.
Inc.


NAME:                               William P. Powell

RESIDENCE OR                        Dillon, Read & Co. Inc.
BUSINESS ADDRESS:                   535 Madison Avenue
                                    New York, NY  10022

PRINCIPAL OCCUPATION:

            (a) Name:               Dillon, Read & Co. Inc.
            (b) Address:            535 Madison Avenue
                                    New York, NY  10022
            (c) Title:              Director and Managing
Director

CITIZENSHIP:                        USA


NAME:                               Kenneth M. Schmidt

RESIDENCE OR                        Dillon, Read & Co. Inc.
BUSINESS ADDRESS:                   535 Madison Avenue
                                    New York, NY  10022

PRINCIPAL OCCUPATION:

            (a) Name:               Dillon, Read & Co. Inc.
            (b) Address:            535 Madison Avenue
                                    New York, NY  10022
            (c) Title:              Director and Managing
Director

CITIZENSHIP:                        USA

                               SCHEDULE 13D

                                 EXHIBIT C

        Executive Officers and Directors of Dillon, Read & Co.
Inc.


NAME:                               H.C. Bowen Smith

RESIDENCE OR                        Dillon, Read & Co. Inc.
BUSINESS ADDRESS:                   535 Madison Avenue
                                    New York, NY  10022

PRINCIPAL OCCUPATION:

            (a) Name:               Dillon, Read & Co. Inc.
            (b) Address:            535 Madison Avenue
                                    New York, NY  10022
            (c) Title:              Director and Managing
Director

CITIZENSHIP:                        USA


NAME:                               Richard R.S. Smith

RESIDENCE OR                        Dillon, Read & Co. Inc.
BUSINESS ADDRESS:                   535 Madison Avenue
                                    New York, NY  10022

PRINCIPAL OCCUPATION:

            (a) Name:               Dillon, Read & Co. Inc.
            (b) Address:            535 Madison Avenue
                                    New York, NY  10022
            (c) Title:              Director and Managing
Director

CITIZENSHIP:                        USA

                               SCHEDULE 13D

                                 EXHIBIT C

        Executive Officers and Directors of Dillon, Read & Co.
Inc.


NAME:                               Danforth H. Starr

RESIDENCE OR                        Dillon, Read & Co. Inc.
BUSINESS ADDRESS:                   535 Madison Avenue
                                    New York, NY  10022

PRINCIPAL OCCUPATION:

            (a) Name:               Dillon, Read & Co. Inc.
            (b) Address:            535 Madison Avenue
                                    New York, NY  10022
            (c) Title:              Director

CITIZENSHIP:                        USA


NAME:                               Jason D. Sweet

RESIDENCE OR                        Dillon, Read & Co. Inc.
BUSINESS ADDRESS:                   3950 Trammel Crow Lane
                                    2001 Ross Avenue
                                    Dallas, TX  75201

PRINCIPAL OCCUPATION:

            (a) Name:               Dillon, Read & Co. Inc.
            (b) Address:            3950 Trammel Crow Lane
                                    2001 Ross Avenue
                                    Dallas, TX  75201
            (c) Title:              Director and Managing
Director

CITIZENSHIP:                        USA

                               SCHEDULE 13D

                                 EXHIBIT C

        Executive Officers and Directors of Dillon, Read & Co.
Inc.


NAME:                               F. Davis Terry, Jr.

RESIDENCE OR                        Dillon, Read & Co. Inc.
BUSINESS ADDRESS:                   535 Madison Avenue
                                    New York, NY  10022

PRINCIPAL OCCUPATION:

            (a) Name:               Dillon, Read & Co. Inc.
            (b) Address:            535 Madison Avenue
                                    New York, NY  10022
            (c) Title:              Director and Managing
Director

CITIZENSHIP:                        USA


NAME:                               Robert E. Weeden

RESIDENCE OR                        Dillon, Read & Co. Inc.
BUSINESS ADDRESS:                   535 Madison Avenue
                                    New York, NY  10022

PRINCIPAL OCCUPATION:

            (a) Name:               Dillon, Read & Co. Inc.
            (b) Address:            535 Madison Avenue
                                    New York, NY  10022
            (c) Title:              Director and Managing
Director

CITIZENSHIP:                        USA

                               SCHEDULE 13D

                                 EXHIBIT C

        Executive Officers and Directors of Dillon, Read & Co.
Inc.


NAME:                               Lorenzo D. Weisman

RESIDENCE OR                        Dillon, Read & Co. Inc.
BUSINESS ADDRESS:                   535 Madison Avenue
                                    New York, NY  10022

PRINCIPAL OCCUPATION:

            (a) Name:               Dillon, Read & Co. Inc.
            (b) Address:            535 Madison Avenue
                                    New York, NY  10022
            (c) Title:              Director and Managing
Director

CITIZENSHIP:                        France


NAME:                               Edward B. Whitney

RESIDENCE OR                        Dillon, Read & Co. Inc.
BUSINESS ADDRESS:                   535 Madison Avenue
                                    New York, NY  10022

PRINCIPAL OCCUPATION:

            (a) Name:               Dillon, Read & Co. Inc.
            (b) Address:            535 Madison Avenue
                                    New York, NY  10022
            (c) Title:              Director and Managing
Director

CITIZENSHIP:                        USA

                               SCHEDULE 13D

                                 EXHIBIT C

        Executive Officers and Directors of Dillon, Read & Co.
Inc.


NAME:                               George A. Wiegers

RESIDENCE OR                        Dillon, Read & Co. Inc.
BUSINESS ADDRESS:                   535 Madison Avenue
                                    New York, NY  10022

PRINCIPAL OCCUPATION:

            (a) Name:               Dillon, Read & Co. Inc.
            (b) Address:            535 Madison Avenue
                                    New York, NY  10022
            (c) Title:              Director

CITIZENSHIP:                        USA


NAME:                               John E. Wilson

RESIDENCE OR                        Dillon, Read & Co. Inc.
BUSINESS ADDRESS:                   535 Madison Avenue
                                    New York, NY  10022

PRINCIPAL OCCUPATION:

            (a) Name:               Dillon, Read & Co. Inc.
            (b) Address:            535 Madison Avenue
                                    New York, NY  10022
            (c) Title:              Director and Managing
Director

CITIZENSHIP:                        USA

                               SCHEDULE 13D

                                 EXHIBIT C

        Executive Officers and Directors of Dillon, Read & Co.
Inc.


NAME:                               Robert A. Young

RESIDENCE OR                        Dillon, Read & Co. Inc.
BUSINESS ADDRESS:                   535 Madison Avenue
                                    New York, NY  10022

PRINCIPAL OCCUPATION:

            (a) Name:               Dillon, Read & Co. Inc.
            (b) Address:            535 Madison Avenue
                                    New York, NY  10022
            (c) Title:              Director and Managing
Director

CITIZENSHIP:                        USA


NAME:                               Simon A. Borrows

RESIDENCE OR                        Baring Brothers International
                                    Limited
BUSINESS ADDRESS:                   60 London Wall
                                    London EC2M 5TQ
                                    United Kingdom

PRINCIPAL OCCUPATION:

            (a) Name:               Baring Brothers International
                                    Limited
            (b) Address:            60 London Wall
                                    London EC2M 5TQ
                                    United Kingdom
            (c) Title:              Director

CITIZENSHIP:                        UK

                               SCHEDULE 13D

                                 EXHIBIT C

        Executive Officers and Directors of Dillon, Read & Co.
Inc.


NAME:                               Leendert C. Grijns

RESIDENCE OR                        Internationale Nederlanden
(U.S.)
BUSINESS ADDRESS:                   Capital Corporation
                                    135 East 57th Street
                                    New York, NY  10022

PRINCIPAL OCCUPATION:

            (a) Name:               Internationale Nederlanden
(U.S.)
                                    Capital Corporation
            (b) Address:            135 East 57th Street
                                    New York, NY  10022
            (c) Title:              Chairman

CITIZENSHIP:                        Dutch


NAME:                               James R.C. Lupton

RESIDENCE OR                        Baring Brothers International
                                    Limited
BUSINESS ADDRESS:                   60 London Wall
                                    London EC2M 5TQ
                                    United Kingdom

PRINCIPAL OCCUPATION:

            (a) Name:               Baring Brothers International
                                    Limited
            (b) Address:            60 London Wall
                                    London EC2M 5TQ
                                    United Kingdom
            (c) Title:              Executive Director

CITIZENSHIP:                        UK

                               SCHEDULE 13D

                                 EXHIBIT C

        Executive Officers and Directors of Dillon, Read & Co.
Inc.


NAME:                               Michael D.G. Ross

RESIDENCE OR                        Baring Brothers International
                                    Limited
BUSINESS ADDRESS:                   535 Madison Avenue
                                    New York, NY 10022

PRINCIPAL OCCUPATION:

            (a) Name:               Baring Brothers International
                                    Limited
            (b) Address:            535 Madison Avenue
                                    New York, NY 10022
            (c) Title:              Managing Director

CITIZENSHIP:                        UK

                               SCHEDULE 13D

                                 EXHIBIT D

                    Executive Officers and Directors of
                      Concord Partners Japan Limited


NAME:                               Hamaoka Heiichi

RESIDENCE OR                        Nissan Motor Co., Ltd.
BUSINESS ADDRESS:                   6-17-1, Ginza, Chuo-Ku
                                    Tokyo, Japan

PRINCIPAL OCCUPATION:

            (a) Name:               Nissan Motor Co., Ltd.
            (b) Address:            6-17-1, Ginza, Chuo-Ku
                                    Tokyo, Japan
            (c) Title:              Managing Director,
                                    Nissan Motor Co., Ltd.

CITIZENSHIP:                        Japan


NAME:                               Gentaro Kawase

RESIDENCE OR                        Nippon Life Insurance Company
BUSINESS ADDRESS:                   3-5-12, Imabashi, Chuo-ku
                                    Osaka, Japan

PRINCIPAL OCCUPATION:

            (a) Name:               Nippon Life Insurance Company
            (b) Address:            3-5-12, Imabashi, Chuo-ku
                                    Osaka, Japan
            (c) Title:              Chairman, Nippon Life
Insurance
                                    Company

CITIZENSHIP:                        Japan

                               SCHEDULE 13D

                                 EXHIBIT D

                    Executive Officers and Directors of
                      Concord Partners Japan Limited


NAME:                               Takashi Imai

RESIDENCE OR                        Nippon Steel Corporation
BUSINESS ADDRESS:                   2-6-3, Otemachi, Chiyoda-ku
                                    Tokyo, Japan

PRINCIPAL OCCUPATION:

            (a) Name:               Nippon Steel Corporation
            (b) Address:            2-6-3, Otemachi, Chiyoda-ku
                                    Tokyo, Japan
            (c) Title:              Representative Director and
Exec-
                                    utive Vice President, Nippon
                                    Steel Corporation

CITIZENSHIP:                        Japan


NAME:                               Yoh Kurosawa

RESIDENCE OR                        The Industrial Bank of Japan,
Ltd.
BUSINESS ADDRESS:                   1-3-3, Marunouchi, Chiyoda-ku
                                    Tokyo, Japan

PRINCIPAL OCCUPATION:

            (a) Name:               The Industrial Bank of Japan,
Ltd.
            (b) Address:            1-3-3, Marunouchi, Chiyoda-ku
                                    Tokyo, Japan
            (c) Title:              President, The Industrial
Bank of
                                    Japan, Ltd.

CITIZENSHIP:                        Japan

                               SCHEDULE 13D

                                 EXHIBIT D

                    Executive Officers and Directors of
                      Concord Partners Japan Limited


NAME:                               Lorenzo D. Weisman

RESIDENCE OR                        Dillon, Read & Co. Inc.
BUSINESS ADDRESS:                   535 Madison Avenue
                                    New York, NY  10022

PRINCIPAL OCCUPATION:

            (a) Name:               Dillon, Read & Co. Inc.
            (b) Address:            535 Madison Avenue
                                    New York, NY  10022
            (c) Title:              Director and Managing
Director

CITIZENSHIP:                        France


NAME:                               Amerex S.A.

RESIDENCE OR                        Coutts & Company (Bahamas)
Ltd.
BUSINESS ADDRESS:                   West Bay Street
                                    Nassau, Bahamas

PRINCIPAL OCCUPATION:

            (a) Name:               Coutts & Company (Bahamas)
Ltd.
            (b) Address:            West Bay Street
                                    Nassau, Bahamas
            (c) Title:              Supervisor of Company
Services and
                                    Secretary of Coutts & Company
                                    (Bahamas) Ltd.

CITIZENSHIP:                        Bahamas

                               SCHEDULE 13D

                                 EXHIBIT E

             Ownership of Common Stock by Managing Directors,
                  Former Managing Directors, Officers and
                Former Officers of Dillon, Read & Co. Inc.


            Unless otherwise indicated, all purchases were made with individual funds.


                  NAME:  H. Michael Ashford

          NUMBER OF SHARES
      BENEFICIAL OWNERSHIP
               DISCLAIMED:          168

      AMOUNT AND SOURCE
               OF FUNDS:            $336

      PERCENTAGE OF
      OUTSTANDING COMMON
                  STOCK:            .001%


                  NAME:  Neil Austrian

          NUMBER OF SHARES
      BENEFICIAL OWNERSHIP
               DISCLAIMED:          1,400

      AMOUNT AND SOURCE
               OF FUNDS:            $2,800

      PERCENTAGE OF
      OUTSTANDING COMMON
                  STOCK:            .01%

                               SCHEDULE 13D

                                 EXHIBIT E


             Ownership of Common Stock by Managing Directors,
                  Former Managing Directors, Officers and
                Former Officers of Dillon, Read & Co. Inc.


                  NAME:  John P. Birkelund

          NUMBER OF SHARES
      BENEFICIAL OWNERSHIP
               DISCLAIMED:          23,334

      AMOUNT AND SOURCE
               OF FUNDS:            $68,334

      PERCENTAGE OF
      OUTSTANDING COMMON
                  STOCK:            .11%



                  NAME:  Douglas A. Darby

          NUMBER OF SHARES
      BENEFICIAL OWNERSHIP
               DISCLAIMED:          2,397

      AMOUNT AND SOURCE
               OF FUNDS:            $7,910

      PERCENTAGE OF
      OUTSTANDING COMMON
                  STOCK:            .01%

                               SCHEDULE 13D

                                 EXHIBIT E


             Ownership of Common Stock by Managing Directors,
                  Former Managing Directors, Officers and
                Former Officers of Dillon, Read & Co. Inc.


                  NAME:  Charles P. Durkin, Jr.

          NUMBER OF SHARES
      BENEFICIAL OWNERSHIP
               DISCLAIMED:          2,800

      AMOUNT AND SOURCE
               OF FUNDS:            $5,600

      PERCENTAGE OF
      OUTSTANDING COMMON
                  STOCK:            .01%


                  NAME:  Irvin Federman

          NUMBER OF SHARES
      BENEFICIAL OWNERSHIP
               DISCLAIMED:          1,400

      AMOUNT AND SOURCE
               OF FUNDS:            $2,800

      PERCENTAGE OF
      OUTSTANDING COMMON
                  STOCK:            .01%

                               SCHEDULE 13D

                                 EXHIBIT E


             Ownership of Common Stock by Managing Directors,
                  Former Managing Directors, Officers and
                Former Officers of Dillon, Read & Co. Inc.


                  NAME:  Peter M. Flanigan

          NUMBER OF SHARES
      BENEFICIAL OWNERSHIP
               DISCLAIMED:          3,040

      AMOUNT AND SOURCE
               OF FUNDS:            $8,992

      PERCENTAGE OF
      OUTSTANDING COMMON
                  STOCK:            .01%


                  NAME:  Franklin W. Hobbs, IV

          NUMBER OF SHARES
      BENEFICIAL OWNERSHIP
               DISCLAIMED:          8,108

      AMOUNT AND SOURCE
               OF FUNDS:            $22,038

      PERCENTAGE OF
      OUTSTANDING COMMON
                  STOCK:            .04%

                               SCHEDULE 13D

                                 EXHIBIT E


             Ownership of Common Stock by Managing Directors,
                  Former Managing Directors, Officers and
                Former Officers of Dillon, Read & Co. Inc.


                  NAME:  Craig A.T. Jones

          NUMBER OF SHARES
      BENEFICIAL OWNERSHIP
               DISCLAIMED:          848

      AMOUNT AND SOURCE
               OF FUNDS:            $2,798

      PERCENTAGE OF
      OUTSTANDING COMMON
                  STOCK:            .001%


                  NAME:  John H. Mullin, III

          NUMBER OF SHARES
      BENEFICIAL OWNERSHIP
               DISCLAIMED:          7,700

      AMOUNT AND SOURCE
               OF FUNDS:            $21,900

      PERCENTAGE OF
      OUTSTANDING COMMON
                  STOCK:            .03%

                               SCHEDULE 13D

                                 EXHIBIT E


             Ownership of Common Stock by Managing Directors,
                  Former Managing Directors, Officers and
                Former Officers of Dillon, Read & Co. Inc.


                  NAME:  David W. Niemiec

          NUMBER OF SHARES
      BENEFICIAL OWNERSHIP
               DISCLAIMED:          4,497

      AMOUNT AND SOURCE
               OF FUNDS:            $12,933

      PERCENTAGE OF
      OUTSTANDING COMMON
                  STOCK:            .02%


                  NAME:  Danforth W. Starr

          NUMBER OF SHARES
      BENEFICIAL OWNERSHIP
               DISCLAIMED:          1,400

      AMOUNT AND SOURCE
               OF FUNDS:            $2,800

      PERCENTAGE OF
      OUTSTANDING COMMON
                  STOCK:            .01%

                               SCHEDULE 13D

                                 EXHIBIT E


             Ownership of Common Stock by Managing Directors,
                  Former Managing Directors, Officers and
                Former Officers of Dillon, Read & Co. Inc.


                  NAME:  Philip M. Young

          NUMBER OF SHARES
      BENEFICIAL OWNERSHIP
               DISCLAIMED:          2,800

      AMOUNT AND SOURCE
               OF FUNDS:            $5,600

      PERCENTAGE OF
      OUTSTANDING COMMON
                  STOCK:            .01%


                  NAME:  Robert A. Young

          NUMBER OF SHARES
      BENEFICIAL OWNERSHIP
               DISCLAIMED:          1,697

      AMOUNT AND SOURCE
               OF FUNDS:            $5,600

      PERCENTAGE OF
      OUTSTANDING COMMON
                  STOCK:            .01%

                              SCHEDULE 13D

                                EXHIBIT F


        Market-Making Transactions in SanDisk Corporation
              Common Stock by Dillon, Read & Co. Inc.
                       During Past Sixty Days

Trade Date        Buy/Sell          Quantity      Net Price Per
Share
- ----------        --------          --------
- -------------------
05/08/96             S                800               $14.3125
05/08/96             B              1,000                13.8750
05/08/96             B              1,000                13.5000
05/08/96             S              1,000                13.2500
05/08/96             S              1,000                13.2500
05/08/96             S              1,000                13.2500
05/08/96             S                200                13.2500
05/08/96             B              2,000                13.2500
05/08/96             B              3,000                13.0000
05/08/96             S              1,000                13.0625
05/08/96             S                600                13.1250
05/08/96             S              1,000                13.2500
05/08/96             B              5,000                13.0000
05/08/96             S              3,000                13.0000
05/08/96             S              1,000                13.0000
05/08/96             S              1,000                13.3750
05/08/96             S              1,000                13.7500
05/09/96             S                150                14.0000
05/09/96             S                200                13.6250
05/09/96             S              1,000                13.6250
05/09/96             S              1,500                13.6250
05/09/96             B              5,000                13.5000
05/09/96             S              1,500                13.6250
05/09/96             S              1,500                13.6250
05/09/96             S              7,000                13.6250
05/09/96             B              5,000                13.5000
05/09/96             B              1,000                13.5625
05/10/96             S              2,500                14.0000
05/10/96             S              1,500                13.8750
05/10/96             B             10,000                13.7500
05/10/96             S                800                14.0000
05/10/96             S              1,000                13.8750
05/10/96             S                300                14.0000
05/10/96             S              1,900                14.1250
05/13/96             S              3,000                14.1250
05/13/96             B              5,000                13.7500
05/13/96             S              2,000                14.1250
05/13/96             S              5,000                14.1250


                               SCHEDULE 13D

                                 EXHIBIT F


             Market-Making Transactions in SanDisk Corporation
                  Common Stock by Dillon, Read & Co. Inc.
                           During Past Sixty Days

Trade Date        Buy/Sell          Quantity      Net Price Per
Share
- ----------        --------          --------
- -------------------
05/13/96             B              5,000                13.7500
05/13/96             B              5,000                14.0000
05/13/96             S              1,000                14.1875
05/13/96             B              5,000                14.0000
05/13/96             S              1,000                14.1875
05/13/96             S              1,000                14.1250
05/13/96             S              3,000                14.1250
05/13/96             S              1,500                14.0000
05/13/96             S                400                14.0625
05/13/96             S              2,800                14.1250
05/14/96             S              3,000                14.2500
05/14/96             B              5,000                14.0000
05/14/96             S                700                14.0000
05/14/96             B              1,000                14.0000
05/14/96             S              1,600                14.1250
05/14/96             B              2,395                14.0000
05/14/96             S                600                14.1875
05/14/96             S                500                14.1250
05/15/96             S              1,200                15.2500
05/15/96             S              1,500                15.1250
05/15/96             S                500                15.2500
05/15/96             B              4,000                15.0000
05/15/96             S              2,000                15.3750
05/15/96             B              1,000                15.3750
05/15/96             S                500                15.3750
05/15/96             S                500                15.0000
05/15/96             S                400                15.0000
05/15/96             S              1,000                14.9375
05/15/96             S              5,000                14.8750
05/15/96             B              5,669                14.3750
05/15/96             S              1,000                14.4375
05/15/96             B              5,000                14.2500
05/15/96             S              1,800                14.3750
05/15/96             S                 30                14.5000
05/16/96             S                500                14.9375
05/16/96             B              2,000                15.1250



                               SCHEDULE 13D

                                 EXHIBIT F


             Market-Making Transactions in SanDisk Corporation
                  Common Stock by Dillon, Read & Co. Inc.
                           During Past Sixty Days


Trade Date        Buy/Sell          Quantity      Net Price Per
Share
- ----------        --------          --------
- -------------------
05/16/96             S              2,000                15.2500
05/16/96             S                800                15.1250
05/17/96             S              2,000                15.1250
05/17/96             S              3,000                15.0000
05/17/96             S              5,000                15.0000
05/17/96             B             11,978                14.8750
05/17/96             S             11,000                15.0000
05/17/96             B             10,000                14.8750
05/17/96             S              1,000                14.9375
05/17/96             S                500                15.1250
05/17/96             S              1,000                15.1250
05/17/96             B              2,395                14.8750
05/17/96             S                500                15.5000
05/17/96             S                500                15.5000
05/20/96             S              1,000                16.0000
05/20/96             B              2,000                15.7500
05/20/96             S              1,000                16.2500
05/20/96             B              2,000                16.0000
05/20/96             S              1,000                16.0000
05/20/96             S              1,000                16.0000
05/20/96             S              2,000                16.0000
05/20/96             S              4,000                15.8750
05/20/96             S              1,000                16.0000
05/20/96             B             11,362                15.7500
05/20/96             S              2,100                15.8125
05/20/96             S                200                16.0000
05/20/96             B              1,000                15.7500
05/20/96             S              2,000                15.9375



                         SCHEDULE 13D

                           EXHIBIT G


                    Joint Filing Agreement
                   Pursuant to Rule 13d-1(f)


          The undersigned hereby agree, pursuant to Rule
13d-1(f) under the Securities Exchange Act of 1934, as amended, that the annexed Statement on Schedule 13D and all amendments thereto shall be filed on behalf of each of them.


                               DILLON, READ HOLDING INC.


                               By: /s/ David W. Niemiec
                                   ____________________________
                                   Name:   David W. Niemiec
                                   Title:  Vice Chairman


                               DILLON, READ INC.


                               By: /s/ David W. Niemiec
                                   ____________________________
                                   Name:   David W. Niemiec
                                   Title:  Secretary


                               DILLON, READ & CO. INC.


                               By: /s/ David W. Niemiec
                                   ____________________________
                                   Name:   David W. Niemiec
                                   Title:  Vice Chairman


                               CONCORD PARTNERS II, L.P.

                               By: Venture Associates II, L.P.,
                                   its General Partner

                               By: Dillon, Read Inc.,
                                   its General Partner


                               By: /s/ Peter A. Leidel
                                   ____________________________
                                   Attorney-in-Fact

                                     CONCORD PARTNERS JAPAN
LIMITED


                                     By: /s/ Peter A. Leidel

____________________________
                                         Attorney-in-Fact


                                     LEXINGTON PARTNERS II, L.P.

                                     By: Dillon, Read & Co. Inc.,
                                         its General Partner


                                     By: /s/ David W. Niemiec

____________________________
                                         Managing Director


                                     LEXINGTON PARTNERS III, L.P.

                                     By: Dillon, Read & Co. Inc.,
                                         its General Partner


                                     By: /s/ David W. Niemiec

____________________________
                                         Managing Director


Dated: May 24, 1996

                              SCHEDULE 13D

                                EXHIBIT H

                             Power of Attorney


            KNOW ALL MEN BY THESE PRESENTS, that the undersigned hereby constitutes and appoints Dillon, Read & Co. Inc.
("Dillon Read"), acting through any of its duly authorized officers, the true and lawful agent and attorney-in-fact of the undersigned with respect to all matters arising in connection with the undersigned's accepting, holding and disposing of investment opportunities that may be presented by Dillon Read to the undersigned from time to time, including but not limited to (i) investments in companies in which Concord Partners, a New York limited partnership, Concord Partners II, a Delaware limited partnership, Saratoga Partners, a Delaware limited partnership, Saratoga Partners II, a Delaware limited partner-ship, Yorktown Energy Partners, a Delaware limited partnership, The Second Charterhouse Buy-Out Fund, a Delaware limited part-nership, France Capital Developpement, a fund organized under the laws of France, or The Sudimer Buy-Out Fund N.V., a Nether-lands Antilles corporation, or any similar investment fund is also an investor, and (ii) investments directly in Dillon, Read Industrial Development Capital Fund, a limited partnership established under the laws of England, The Portugal Property

Fund, a Netherlands Antilles corporation, or any similar investment fund (each such investment being referred to herein as an "Investment"). Such appointment shall become effective with respect to any Investment upon written notification by the undersigned to Dillon Read that the undersigned wishes to accept such Investment. Without limiting the foregoing, Dillon Read shall have full power and authority: (A) to execute and deliver or otherwise make for and on behalf of the undersigned in such form as Dillon Read may, from time to time, approve,
(i) a purchase agreement relating to each Investment, (ii) any amendments to or waivers regarding any such purchase agreement, and (iii) any other agreements or certificates in connection with such Investment; (B) to vote or otherwise act with respect to any securities acquired in an Investment in its sole discre-tion; and (C) to dispose, on behalf of the undersigned, at any time or from time to time, of all or any specified portion of any Investment, without any prior notification to the under-signed, and in connection therewith to execute and deliver or otherwise make for or on behalf of the undersigned in such form as Dillon Read may approve, and at such time and under such circumstances as Dillon Read may decide, (i) a sales agreement relating to such Investment, and (ii) any other agreements or certificates in connection with the sale of such Investment; in each case, unless and until the undersigned becomes the record holder of such securities, and Dillon Read shall have the sole and exclusive authority to determine when to transfer the record ownership of an Investment to the undersigned (in which case this power of attorney (other than the next two succeeding paragraphs) shall cease with respect to such Investment).

            Dillon Read's approval of the form of any document or certificate shall be conclusively evidenced by Dillon Read's execution thereof.

            The undersigned hereby ratifies and confirms all that said agent and attorney-in-fact may do by virtue hereof. The undersigned also hereby ratifies, confirms and adopts all actions taken prior to this date by Dillon Read on the under-signed's behalf in connection with any Investment in which the undersigned has participated and hereby irrevocably releases Dillon Read and any of its affiliates from any present or future claims, losses or liability in connection with the power of attorney granted hereby, any Investment or any act or omis-sion by Dillon Read in connection therewith.

            This appointment shall be irrevocable with respect to any Investment once the purchase agreement for such Investment has been executed and delivered on behalf of the undersigned pursuant hereto or otherwise.

            This power of attorney and any action taken hereunder by Dillon Read shall not be affected by the subsequent dis-ability, incompetence or death of the undersigned and any such action shall be binding upon the heirs, executors, legal repre-sentatives and assigns of the undersigned.



________________________
______________________________________
(Date)                                    (Signature)



________________________
______________________________________
(Place of Execution)                      (Print Name)

                                                      Exhibit I

                    AMENDMENT NO. 1 TO THE
                   STOCK PURCHASE AGREEMENTS

          This Amendment No. 1 ("Amendment No. 1") to the Series A Preferred Stock Purchase Agreement, dated as of September 16, 1988, as amended (the "Series A Agreement"), the Series B Preferred Stock Purchase Agreement, dated as of February 27, 1989, as amended (the "Series B Agreement"), the Series D Preferred Stock Purchase Agreement, dated as of
June 7, 1990, as amended (the "Series D Agreement"), and the Series E Preferred Stock Purchase Agreements, dated as of February 13, 1992, as amended, March 16, 1992, as amended, March 31, 1992, as amended, and May 11, 1992, as amended, (each a "Series E Stock Purchase Agreement") (the Series A Agreement, Series B Agreement, Series D Agreement and Series E Agreement, collectively, the "Agreements"), is made and entered into as of the 15th day of January 1993, by and among SunDisk Corporation, a Delaware corporation (the "Company"), the holders of the Com-pany's Series A, Series B, Series D and certain holders of Series E Preferred Stock (collectively, the "Holders"). Terms not otherwise defined herein shall have the meanings assigned to them in the Agreements.

                           RECITALS

          WHEREAS, the Agreements provide that certain holders of the Company's Preferred Stock shall be entitled to a right of first refusal; and

          WHEREAS, the Company has entered into a Stock Pur-chase Agreement with Seagate Technology, Inc. (the "Stock Pur-chase Agreement") or the purchase of 7,165,162 shares of Series F Preferred Stock for a price of $4.187 per share; and

          WHEREAS, pursuant to the terms of the Stock Purchase
Agreement the right of first refusal in the Agreements are required to be amended; and

          WHEREAS, the Holders desire to amend such right.

          NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

          1. Paragraph 7.4 of the Agreements shall be deleted in its entirety and replaced by the following:

            7.4 Investor Right of First Offer. Subject to the terms and conditions specified in this Section 7.4 and
Section 7.11 below, the Company hereby grants the Investor, for as long as the Investor continues to be a Major Investor, a non-assignable right of first offer with respect to future sales by the Company of its Shares (as hereinafter defined).

            Each time the Company proposes to offer any shares of, or securities convertible into or exercisable for any shares of, any class of its capital stock ("Shares"), the Com-pany shall make an offering of such Shares to the Investor in accordance with the following provisions:

                  (a) The Company shall deliver a notice by cer-tified mail ("Notice") to the Investor stating (a) its bona fide intention to offer such Shares, (b) the number of such Shares to be offered, and (c) the price and terms, if any, upon which it proposes to offer such Shares.

                  (b) Within 30 calendar days after receipt of the Notice, the Investor may elect to purchase or obtain, at the price and on the terms specified in the Notice, up to that portion of such Shares which equals the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion of the Series F Preferred Stock then held by such Investor bears to the total number of shares of Common Stock of the Company then outstanding (assuming full conversion and exercise of all convertible securities and all then out-standing options and warrants to acquire Voting Securities).

                  (c)  If all Shares which the Major Investors
are
entitled to obtain pursuant to Paragraph 7.4(b) of the Series A Agreement, Series B Agreement, Series D Agreement, Series E Agreement and this Agreement are not elected to be obtained as provided in Paragraph 7.4(b) thereof and hereof, the Company shall, during the 60-day period following the expiration of the period provided in such Paragraphs 7.4(b), deliver to each other Major Investor who has elected to purchase its full ini-tial portion in accordance with Section 7.4 of the Series A Agreement, Series B Agreement, Series D Agreement, Series E Agreement and this Agreement, as the case may be (a "Fully Exercising Stockholder"), a Notice of Unsubscribed Shares, which shall specify the number of unsubscribed shares remaining after application of the respective Paragraphs 7.4(b). A Fully Exercising Stockholder may elect to purchase any such Unsub-scribed Shares, up to each such Fully Exercising Stockholder's pro rata portion, as determined above, or such other proportion of all or any part of the Unsubscribed Shares as all Fully Exercising Stockholder may mutually agree upon.

                  (d)  If all Shares that the Major Investor's
are
entitled to obtain pursuant to Paragraph 7.4(b) and Para-graph 7.4(c) of this Agreement, the Series A Agreement, the Series B Agreement, the Series D Agreement and the Series E Agreement, are not elected to be obtained as provided in such Paragraphs, the Company may offer the remaining unsubscribed portion of such Shares to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the Notice. If the Company does not enter into an agreement for the sale of the Shares within such period, or if such agreement is not consummated within 30 days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Investor in accordance herewith.

                  (e)  The right of first offer in this Para-
graph 7.4 shall not be applicable (d) to the issuance or sale of shares of Common Stock (or options therefor) to directors, officers, employees or consultants or employees of companies participating in development efforts approved by the Board of Directors for the primary purpose of soliciting or retaining their employment or services, provided each such person exe-cutes an agreement, in substantially the form of the Stock Pur-chase Agreement attached hereto as Exhibit D, (e) to a bona fide, firmly underwritten initial public offering of shares of Common Stock, registered under the Securities Act pursuant to a registration statement on Form S-1, at an offering price of at least $7.50 per share (appropriately adjusted for any stock split, dividend, combination or other recapitalization) and $15,000,000 in the aggregate or pursuant to which there is a conversion of the Series E and Series F Preferred Stock,
(f) the issuance of securities pursuant to the conversion or exercise of convertible or exercisable securities outstanding or authorized as of the date hereof, (g) the issuance of secu-rities in connection with a bona fide business acquisition of or by the Company, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, or (h) the issuance of warrants or other securities in connection with a bona fide research and development financing or other business transaction approved by the Board of Directors.

                  (f)  The right of first offer in this Paragraph
7.4 shall terminate upon the earlier of (i) three years after the consummation of a bona fide, firmly underwritten initial public offering of shares of Common Stock, registered under the Act pursuant to a registration statement on Form S-1, at an offering price of at least $7.50 per share (appropriately adjusted for any stock split, dividend, combination or other recapitalization) and $15,000,000 in the aggregate or pursuant to which there was a voluntary conversion of the Series E and Series F Preferred Stock or (ii) fifty-four (54) months from the date of the Closing.

            2. Effect of Amendment. This Amendment No. 1 shall be effective upon its execution and delivery by the Company and a majority of the Holders.

            3.    Miscellaneous.

                  (a) Except as expressly modified herein, the Agreements shall remain in full force and effect.

                  (b)  This Amendment No. 1 may be executed in
one
or more counterparts, each of which shall be deemed an origi-nal, but all of which together shall constitute one and the same instrument.

                  (c) This Amendment No. 1 shall be governed by the laws of the State of California, excluding any choice of law rules.

            IN WITNESS WHEREOF, the undersigned or each of their respective duly authorized officers or representatives have set their hands hereunto.

                                    SUNDISK CORPORATION


                                    By: /s/ Eliyahou Harari

- --------------------------------
                                        Eliyahou Harari,
President

                                    Address:    3270 Jay Street
                                                Santa Clara, CA
95054

                                    MAYFIELD VI


                                    By:

- ---------------------------------

                                    Address:    2200 Sand Hill
Road
                                                Menlo Park, CA
94025


                                    MAYFIELD ASSOCIATES


                                    By:

- ---------------------------------

                                    Address:    2200 Sand Hill
Road
                                                Menlo Park, CA
94025

U.S. VENTURE PARTNERS III,          U.S. VENTURE PARTNERS III
A California Limited
Partnership,
By BHMS Partners III,               By:
A California Limited
- --------------------------------
Partnership,                        Address:    2180 Sand Hill
Road
Its General Partner.                            Suite 300
                                                Menlo Park, CA
94025


Second Ventures Limited             SECOND VENTURES, L.P.
Partnership By BHMS
Partners III, A California
Limited Partnership,                By:
Its General Partner.
- --------------------------------
                                    Address:    2180 Sand Hill
Road
                                                Suite 300
                                                Menlo Park, CA
94025


U.S.V. ENTREPRENEUR                 U.S.V. ENTREPRENEUR PARTNERS
PARTNERS, A California
Limited Partnership,
By BHMS Partners III,               By:
A California Limited
- --------------------------------
Partnership,                        Address:    2180 Sand Hill
Road
Its General Partner.                            Suite 300
                                                Menlo Park, CA
94025

                                    OAK INVESTMENT PARTNERS IV,
LIMITED
                                    PARTNERSHIP

                                    By    Oak Associates IV,
                                          Limited Partnership
                                          its General Partner


                                    By: /s/ David P. Best

- --------------------------------
                                        David P. Best
                                        General Partner

                                    Address:    3000 Sand Hill
Rd.
                                                Bldg. 3, Ste. 240
                                                Menlo Park, CA
94025


                                    OAK IV AFFILIATES FUND,
LIMITED
                                    PARTNERSHIP

                                    By    Oak IV Affiliates
                                          its General Partner


                                    By: /s/ David P. Best

- --------------------------------
                                        David P. Best
                                        General Partner

                                    Address:    3000 Sand Hill
Rd.
                                                Bldg. 3, Ste. 240
                                                Menlo Park, CA
94025

                                    CONCORD PARTNERS

                                    By    Venture Associates
                                          its General Partner


                                    By:

- --------------------------------
                                    Address:    Dillon, Read &
Co., Inc.
                                                535 Madison
Avenue
                                                New York, New
York  10022


                                    CONCORD PARTNERS II, L.P.

                                    By    Venture Associates II,
L.P.
                                          its General Partner

                                    By    Dillon, Read & Co.,
Inc.
                                          its General Partner


                                    By:

- --------------------------------
                                    Address:    Dillon, Read &
Co., Inc.
                                                535 Madison
Avenue
                                                New York, New
York  10022


                                    CORD CAPITAL N.V.


                                    By:

- --------------------------------
                                    Address:    Dillon, Read &
Co., Inc.
                                                535 Madison
Avenue
                                                New York, New
York  10022

                                    CONCORD PARTNERS JAPAN
LIMITED


                                    By:

- --------------------------------
                                    Address:    Dillon, Read &
Co., Inc.
                                                535 Madison
Avenue
                                                New York, New
York  10022


                                    DILLON, READ & CO., INC., as
agent


                                    By:

- --------------------------------
                                    Address:    535 Madison
Avenue
                                                New York, New
York  10022


                                    LEXINGTON PARTNERS II, L.P.

                                    By    Dillon, Read & Co.,
Inc.
                                          its General Partner


                                    By:

- --------------------------------
                                    Address:    535 Madison
Avenue
                                                New York, New
York  10022


                                    MATRIX PARTNERS III, L.P.


                                    By:

- --------------------------------
                                    Address:    2500 Sand Hill
Road
                                                Suite 113
                                                Menlo Park, CA
94025

                                    AMERICAN TELEPHONE &
TELEGRAPH
                                      COMPANY


                                    By: /s/ William J. Warwick

- --------------------------------
                                        Name:  William J. Warwick
                                        Title:  President

                                    Address: Two Oak Way
                                              Berkeley Heights,
NJ 07922


                                    THE BROWN UNIVERSITY THIRD
CENTURY
                                      FUND


                                    By:

- --------------------------------
                                    Address: 164 Angell Street
                                              Box C
                                              Providence, RI
02912

                                    THE TRAVELERS INDEMNITY
COMPANY


                                    By: /s/ James B. Anderson

- --------------------------------
                                        Name:  James B. Anderson
                                        Title: Investment Officer

                                    Address: One Tower Square
                                              Hartford, CT  06183


                                    THE PHOENIX INSURANCE COMPANY


                                    By: /s/ James B. Anderson

- --------------------------------
                                        Name:  James B. Anderson
                                        Title: Investment Officer

                                    Address: One Tower Square
                                              Hartford, CT  06183


                                    THE TRAVELERS INDEMNITY
COMPANY OF
                                    RHODE ISLAND


                                    By: /s/ James B. Anderson

- --------------------------------
                                        Name:  James B. Anderson
                                        Title: Investment Officer

                                    Address: One Tower Square
                                              Hartford, CT  06183

                                    BANCBOSTON VENTURES, INC.


                                    By:

- --------------------------------
                                        Name:
                                        Title:

                                    Address: 100 Federal Street
                                             Boston, MA  02110

                                                      Exhibit J















                     AMENDED AND RESTATED
                 REGISTRATION RIGHTS AGREEMENT



                      SANDISK CORPORATION


                       NOVEMBER 13, 1995

                             TABLE OF CONTENTS



    Page

1.
Definitions.................................................
2

2.    Request for
Registration....................................       4

3.    Company
Registration........................................       6

4.    Obligations of the
Company..................................       6

5.    Furnish
Information.........................................       8

6.    Expenses of Demand
Registration.............................       8

7.    Expenses of Company
Registration............................       9

8.    Underwriting
Requirements...................................       9

9.    Delay of
Registration.......................................      10

10.
Indemnification.............................................
10

11.   Reports Under Securities Exchange Act of

1934.....................................................      12

12.   Form S-3
Registration.......................................      13

13.   Assignment of Registration
Rights...........................      15

14.   "Market Stand-Off"
Agreement................................      16

15.   Limitations on Registration Rights
         Granted to Other
Securities..............................      16

16.   Amendment of Registration
Rights............................      16

17.   Termination of Registration
Rights..........................      17

18.
Notices.....................................................
17

                           AMENDED AND RESTATED
                       REGISTRATION RIGHTS AGREEMENT


            This Amended and Restated Registration Rights
Agreement (this
"Agreement") is made and entered into as of the 13th day of November, 1995, among SanDisk Corporation, a Delaware corporation (the "Company"), Eliyahou
Harari, the holders of the Series A, Series B, Series C, Series
D,
Series E, Series F and Series G Preferred Stock, John Hancock
Leasing
Corporation ("JHLC"), PacificCorp Credit, Inc. (dba Pacific
Venture
Finance, Inc.) ("PC"), U.S. Venture Partners III ("U.S.
Venture"), Second
Ventures, L.P. ("Second Venture") and U.S.V. Entrepreneur
Partners
("U.S.V.", together with U.S. Venture and Second Venture, collectively,
"U.S.V.P."), MMC/GATX Partnership No. 1 ("MMC/GATX"), Silicon
Valley Bank
("SVB"), Western Technology Investors ("WTI"), NEC Corporation
("NEC"), LG
Semicon America, Inc. ("LGS") and Seagate Technology, Inc.
("Seagate").

                              R E C I T A L S

            WHEREAS, the Company has entered into a Registration
Rights
Agreement, dated as of February 27, 1989, as amended by Amendment No. 1 to the Registration Rights Agreement, dated as of June 30, 1989, Amendment
No. 2 to the Registration Rights Agreement, dated as of June 7,
1990,
Amendment No. 3 to the Registration Rights Agreement, dated as of
June 13,
1991, Amendment No. 4 to the Registration Rights Agreement, dated as of
February 13, 1992, Amendment No. 5 to the Registration Rights Agreement, dated as of September 22, 1992, Amendment No. 6 to the Registration Rights
Agreement, dated as of January 6, 1993, the Amended and Restated Registration Rights Agreement, dated as of January 15, 1994, the Amended and Restated Registration Rights Agreement, dated January 11, 1995, and the
Amended and Restated Registration Rights Agreement, dated March
3, 1995 (as
so amended, the "Registration Rights Agreement").

            WHEREAS, the Registration Rights Agreement provides that certain holders of the Company's Common and Preferred Stock shall be entitled to registration rights;

            WHEREAS, the Company expects to enter into a Stock
Purchase
Agreement (the "Stock Purchase Agreement") on or about November
13, 1995
with Seagate, providing for the sale and issuance of up to 1,037,480 shares of Common Stock of the Company; and

            WHEREAS, in consideration of, and as an inducement to Seagate to enter into the Stock Purchase Agreement, the Company and the parties to the Registration Rights Agreement desire to amend the
Registration Rights Agreement to grant Seagate certain registration rights with respect to the Common Stock.

            THE PARTIES AGREE AS FOLLOWS:

            1.    Definitions.

            (a)   The term "register," "registered," and
"registration"
refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities
Act of
1934, as amended (the "Act"), and the declaration or ordering of effectiveness of such registration statement or document;

            (b)   The term "Registrable Securities" means:  (1)
the Common
Stock issued to USVP pursuant to the terms of the Common Stock
Purchase
Agreement, (2) the Common Stock issued to USVP upon exercise or conversion of the Warrants to purchase 100,000 shares of Common Stock issued by the
Company to USVP on June 7, 1990, (3) the Common Stock issuable or issued upon conversion of the Series A Preferred Stock of the Company,
(4) the
Common Stock issuable or issued upon conversion of the Series B
Preferred
Stock of the Company; provided, however, that the Common Stock issuable or issued upon conversion of the Series B Preferred Stock issued upon exercise of the Warrant to purchase 22,322 shares of Series B Preferred Stock issued by the Company to JHLC on May 31, 1989 are Registrable Securities only for purposes of Sections 3 through 5 and 7 through 18 of this Agreement,
(5) the Common Stock issuable or issued upon conversion of the Series C
Preferred Stock of the Company; provided, however, that the Common Stock issuable or issued upon conversion of the Series C Preferred Stock issued upon exercise of the Warrant to purchase 18,141 shares of Series C
Preferred Stock issued by the Company to PC on May 18, 1990 are
Registrable
Securities only for purposes of Sections 3 through 5 and 7 through 18 of this Agreement; provided, further, however, that the Common Stock issuable or issued upon conversion of the Series C Preferred Stock issued upon exercise of the Warrant to purchase 10,000 shares of Series C Preferred
Stock issued by the Company to MMC/GATX on June 13, 1991 are Registrable
Securities only for purposes of Sections 3 through 5 and 7 through 18 of this Agreement; and provided, further, however, that the Common Stock issuable or issued upon conversion of the Series C Preferred Stock issued upon exercise of the Warrant to purchase 14,700 shares of Series C
Preferred Stock issued by the Company to MMC/GATX on November 1,
1991 are

Registrable Securities only for purposes of Sections 3 through 5 and 7 through 18 of this Agreement, (6) the Common Stock issuable or issued upon conversion of the Series D Preferred Stock of the Company, (7) the Common
Stock issuable or issued upon conversion of the Series E Preferred Stock of the Company; provided, however, that the Common Stock issuable or issued upon conversion of the Series E Preferred Stock issued upon exercise of the
Warrant to purchase 40,000 shares of Series E Preferred Stock issued by the
Company to SVB on September 22, 1992 are Registrable Securities only for purposes of Sections 3 through 5 and 7 through 18 of this Agreement;
provided, further, however, that the Common Stock issuable or issued upon conversion of the Series E Preferred Stock issued upon exercise of the
Warrant to purchase 68,182 shares of Series E Preferred Stock issued by the
Company to WTI on September 22, 1992 are Registrable Securities only for purposes of Sections 3 through 5 and 7 through 18 of this Agreement,
(8) the Common Stock issuable or issued upon conversion of the Series F
Preferred Stock of the Company, (9) the Common Stock issuable or issued upon conversion of the Series G Preferred Stock of the Company,
(10) the
Common Stock now owned or hereafter acquired by Eliyahou Harari; provided, however, that Mr. Harari shall not have any rights pursuant to
Section 2 of
this Agreement to initiate the registration request, (11) the Common Stock now owned or hereafter acquired (including the Common Stock issuable or issued upon conversion of any other security) by Seagate and (12) any
Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued
as) a
dividend or other distribution with respect to, or in exchange for, or in replacement of, such Series A, Series B, Series C, Series D, Series E,
Series F or Series G Preferred Stock or Common Stock, except as may be lim-ited under subparagraphs 4, 5, 7 and 10 above, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which his rights under this Agreement are not assigned.

            (c)   The term "Registrable Securities then
outstanding" shall
mean the shares of Common Stock outstanding which are, and the shares of
Common Stock issuable pursuant to then exercisable or convertible securities which are, Registrable Securities;

            (d) The term "Holder" means any person owing or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 13 hereof; and

            (e) The term "Form S-3" means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the Securities and Exchange Commission ("SEC")
which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

            2.    Request for Registration.

            (a) If the Company shall receive at any time after the date of this Agreement a written request from the Holders of at least fifty percent (50%) of the Registrable Securities then outstanding that the
Company file a registration statement under the Act covering the registration of at least twenty percent (20%) of the Registrable Securities then outstanding, then the Company shall within ten (10) days of the receipt thereof, give written notice of such request to all Holders and shall, subject to the limitations of this Section 2, effect as soon as practicable, and in any event within 60 days of the receipt of such request, the registration under the Act of all Registrable Securities that the Holders request to be registered within twenty (20) days of the mailing of such notice by the Company; provided, however, that the Company shall not be obligated to effect such registration pursuant to this
Section 2(a)
in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registrations.

            (b) If the Company shall receive at any time after the earlier of: (i) the exercise of the registration request in
Section 2(a)
above or (ii) one year after the effective date of the first registration statement for a public offering of securities of the Company (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan, SEC Rule 145 transaction or a registration on any form not appropriate for Registrable Securities, including without limitation Forms
S-4 or S-8) a written request from the Holders of at least fifty percent
(50%) of the shares of Common Stock issued or issuable upon conversion of the Series F Preferred Stock that are Registrable Securities then outstanding that the Company file a registration statement under the Act covering the registration of at least twenty percent (20%) of such Reg-istrable Securities then outstanding, then the Company shall, subject to the limitations of this Section 2, notify all other Series F Holders of such request and effect as soon as practicable, and in any event within 60 days of the receipt of such request, the registration under the Act of all such Registrable Securities that the holders of the shares of Common Stock issued or issuable upon conversion of the Series F Preferred Stock request to be registered within twenty (20) days of the mailing of such notice by the Company; provided, however, that the Company shall not be obligated to effect such registration pursuant to this Section 2(b) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registrations.

            (c) If the Holders initiating the registration request hereunder ("Initiating Holders") intend to distribute the Registrable
Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this
Section 2 and the Company shall include such information in the written notice referred to in subsection 2(a). In such event, the right of any
Holder to include his Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting
(unless otherwise mutually agreed by a majority in interest of the
Initiating Holders and such Holder) to the extent provided herein. All
Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in subsection 4(e)) enter into an underwriting agreement in customary form with the managing underwriters of nationally recognized standing selected for such underwriting by a majority in interest of the Initiating Holders and agreed to by the
Company. Notwithstanding any other provision of this Section 2, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders thereof, including the Initiating
Holders, in proportion (as nearly as practicable) to the amount of
Registrable Securities held by each Holder at the time of the filing of the registration statement, provided, however, that for purposes of allocation
Mr. Harari shall be deemed to own such lesser number of shares, but not less than 750,000 shares (adjusted for future recapitalizations) as is necessary to eliminate the oversubscription.

            (d) The Company is obligated to effect only one (1) registration pursuant to each of Section 2(a) and 2(b).

            (e) Notwithstanding for foregoing, (i) if the Company shall furnish to Holders requesting a registration statement pursuant to this
Section 2, a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer such filing for a period of not more than 120 days and not more than once each year; and (ii) if the Company informs the Initiating
Holders that the Company has filed, or is in the process of preparing to file within a period not to exceed sixty (60) days, a Registration
Statement for an underwritten offering which includes shares to be sold for the benefit of the Company, the filing requested by the Initiating Holders shall be delayed until a date no sooner than 120 days after consummation of such underwritten offering provided that the Company diligently pursues such registration in order to cause it to become effective at all times.

            3. Company Registration. If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the
Holders) any of its stock or other securities under the Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a
Company stock plan, or a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company in accordance with Section 18, the Company shall, subject to the provisions of
Section 8,
cause to be registered under the Act all of the Registrable Securities that each such Holder has requested to be registered.

            4. Obligations of the Company. Whenever required under this
Agreement to effect the registration of any Registrable
Securities, the
Company shall, as expeditiously as reasonably possible:

            (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to one hundred twenty (120) days).

            (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement.

            (c) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

            (d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

            (e)   In the event of any underwritten public
offering, enter
into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each
Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

            (f) Promptly notify each Holder of Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto covered by such registration statement is required to be delivered under the Act because of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

            5.    Furnish Information.

            (a) It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Agreement with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable
Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder's
Registrable Securities.

            (b) The Company shall have no obligation with respect to any registration requested pursuant to Section 2 or Section 12 if, due to the operation of subsection 5(a), the number of shares of the Registrable
Securities to be included in the registration does not equal or exceed the number of shares required to originally trigger the Company's obligation to initiate such registration as specified in subsection 2(a), 2(b) or subsection 12(b)(2), whichever is applicable.

            6.    Expenses of Demand Registration.

            (a) All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Section 2(a), including (without limitation) all registration, filing and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Company, and fees and disbursements (not to exceed $10,000) of one counsel for the selling
Holders shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2(a) if the registration request is subsequently withdrawn at the request of the Holders of a majority of the
Registrable Securities to be registered (in which case all the participating Holders who made such request for withdrawal shall bear such expenses), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section
2(a); provided further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 2(a).

            (b) All expenses, including, without limitation, underwriting discounts and commissions incurred in connection with registrations, filings or qualifications, all registration, filing and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the selling Holders, and fees and disbursements (not to exceed $10,000) of one counsel for the Company shall be borne by the selling Holders in connection with a registration pursuant to Section 2(b).

            7. Expenses of Company Registration. The Company shall bear and pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to the registrations pursuant to Section 3 for each Holder (which right may be assigned as provided in Section 13), including (without limitation) all registration, filing, and qualification fees, printers and accounting fees relating to apportionable thereto and the fees and disbursements (not to exceed $10,000) of one counsel for the selling Holders selected by them, but excluding underwriting discounts and commissions relating to Registrable Securities.

            8. Underwriting Requirements. In connection with any offering involving an underwriting of shares being issued by the Company, the Company shall not be required under Section 3 to include any of the
Holders' securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it, and then only in such quantity as will not, in the opinion of the underwriters, jeopardize the success of the offering by the Company.
If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters reasonably believe compatible with the success of the offering, then the
Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters believe will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling stockholders according to the total amount of securities entitled to be included therein owned by each selling stockholder or in such other proportions as shall mutually be agreed to by such selling stockholders, provided, however, that for purposes of allocation, Mr. Harari shall be deemed to own such lesser number of shares, but not less than 750,000 shares (adjusted for future recapitalizations) as is necessary to eliminate the oversubscription) but in no event shall (i) the amount of securities of the selling Holders included in the offering be reduced below twenty percent (20%) of the total amount of securities included in such offering, unless such offering is the initial public offering of the Company's securities in which case the selling stockholders may be excluded if the underwriters make the determination described above and no other stockholder's securities are included, or (ii) notwithstanding (i) above, any shares being sold by a stockholder exercising a demand registration right granted pursuant to
Section 2 above, be excluded from such offering, provided, however, that for purposes of allocation, Mr. Harari shall be deemed to own such lesser number of shares, but not less than 750,000 shares (adjusted for future recapitalizations) as is necessary to eliminate the oversubscription. For purposes of the preceding parenthetical concerning apportionment, for any selling stockholder which is a holder of Registrable Securities and which is a partnership or corporation, the partners, retired partners and stockholders of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single "selling stockholder", and any pro rata reduction with respect to such "selling stockholder" shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such "selling stockholder", as defined in this sentence.

            9. Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Agreement.

            10.   Indemnification.  In the event any Registrable
Securities
are included in a registration statement under this Agreement:

            (a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, each Holder's officers, directors, and partners, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the Securities Exchange Act of 1934, as amended (the
"1934 Act"), against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the Act, the 1934 Act or any state securities laws; and the Company will pay to each such Holder, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person.

            (b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 10(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, that, in no event shall any indemnity under this subsection 10(b) exceed the gross proceeds from the offering received by such Holder.

            (c) Promptly after receipt by an indemnified party under this
Section 10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this
Section 10,
deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if represen-tation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 10, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 10.

            (d) The obligations of the Company and Holders under this
Section 10 shall survive the completion of any offering of Registrable
Securities in a registration statement under this Agreement, and otherwise.

            11. Reports Under Securities Exchange Act of 1934. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the
Company agrees to:

            (a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after ninety
(90) days after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public;

            (b) take such action, including the voluntary registration of its Common Stock under Section 12 of the 1934 Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable
Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the
Company for the offering of its securities to the general public is declared effective;

            (c) file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

            (d) furnish to any Holder, so long as the Holder owns any
Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC
Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Act and the
1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies),
(ii) a
copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

            12. Form S-3 Registration. In case the Company shall receive from any Holder or Holders a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

            (a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other
Holders; and

            (b)   as soon as practicable, effect such
registration and all
such qualifications and compliance as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's or Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within 15 days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 12: (1) if Form S-3 is not available for such offering by the Holders; (2) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters' discounts or commissions) of less than $250,000;
(3) if the
Company shall furnish to the Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of
Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than 60 days after receipt of the request of the Holder or Holders under this
Section 12; provided, however, that the Company shall not utilize this right more than once in any twelve month period; (4) if the Company has, within the twelve (12) month period preceding the date of such request, already effected two registrations on Form S-3 for the Holders pursuant to this Section 12; or (5) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance, unless the Company is already subject to service in such jurisdiction or except as may be required by the Securities Act.

            (c) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. All expenses incurred in connection with a registration requested pursuant to Section 12, including (without limitation) all registration, filing, qualification, printer's and accounting fees and the reasonable fees and disbursements of counsel (not to exceed $10,000) for the selling Holder or

Holders and counsel for the Company, but excluding any underwriters' discounts or commissions associated with Registrable Securities, shall for the first two (2) such registrations be borne by the Company and, thereafter, shall be borne pro rata by the Holder or Holders participating in the Form S-3 Registration. Registrations effected pursuant to this
Section 12 shall not be counted as demands for registration or regis-trations effected pursuant to Section 2 or 3, respectively.

            13. Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Agreement may be assigned by a Holder to a transferee or assignee of such securities provided the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; and provided, further, that such assignment of the registration rights shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act.

            14. "Market Stand-Off" Agreement. Each Holder hereby agrees that, during a period of not more than one hundred twenty (120) days following the effective date of a registration statement of the Company filed under the Act, it shall not, to the extent requested by the Company and an underwriter, sell or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any Common Stock of the Company held by it at any time during such period except Common Stock included in such registration; provided, however, that:

            (a) such agreement shall be applicable only to the first such registration statement of the Company which covers Common Stock
(or other
securities) to be sold on its behalf to the public in an underwritten offering; and

            (b) all officers and directors of the Company and all other persons with registration rights (whether or not pursuant to this Agreement) enter into similar agreements.

            In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

            15.   Limitations on Registration Rights Granted to
Other
Securities. From and after the date of this Agreement, the Company shall not, without the consent of the Holders of more than a majority of the
Registrable Securities, grant or obligate itself to grant to any holder or prospective holder of any securities of the Company registration rights superior to the rights contained in this Agreement. Any agreement entered into by the Company granting registration rights to any holder or prospective holder of any securities of the Company shall also:

            (a)   include the equivalent of Section 14 as a term;
and

            (b) include a provision that, in the case of a public offering under Section 2, protects the Holders if marketing factors require a limitation on the number of securities to be included in the underwriting.

            16.   Amendment of Registration Rights.

            (a) Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of 50% of the Registrable Securities then outstanding. Notwithstanding the foregoing, no amendment to this
Agreement may be made without the consent of the party affected by such amendment if such amendment would (i) impose any new obligations on such party, (ii) increase any existing obligations of such party, or
(iii)
diminish any right of such party thereunder without similarly diminishing the right of all similarly situated parties.

            (b)   Notwithstanding subsection (a) above, Section
2(b), this
Section 16(b) and Section 17(b) of this Agreement may be amended and the observance thereof waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of 50% of the Common Stock issued or issuable upon conversion of the Series G Preferred Stock that are Registrable
Securities then outstanding.

            Any amendment or waiver effected in accordance with this
Section shall be binding upon each holder of any Registrable
Securities
then outstanding, each future holder of all such Registrable
Securities,
and the Company.

            17.   Termination of Registration Rights.

            (a) No Holder (other than Seagate Technology, Inc.) shall be entitled to exercise any right provided for in this Agreement (i) after four (4) years following the closing of the sale of securities pursuant to a registration statement filed by the Company under the Act in connection with the initial firm commitment underwritten offering of its securities to the general public, or (ii) in the event that the Registrable Securities then held by such Holder are transferable by such Holder pursuant to Rule
144 promulgated under the Act or any other rule or regulation of the SEC which may at any time permit a Holder to sell securities of the Company to the public without registration and such Holder then holds less than one percent (1%) of the Company's Common Stock on an as-converted basis and there exists a "public market" for the Company's securities.

            (b) Seagate Technology, Inc. shall not be entitled to exercise any right provided for in this Agreement (i) after ten
(10) years
following the closing of the sale of securities pursuant to a registration statement filed by the Company under the Act in connection with the initial firm commitment underwritten offering of its securities to the general public, or (ii) in the event that the Registrable Securities then held by such Holder are transferable by such Holder pursuant to Rule 144 promulgated under the Act or any other rule or regulation of the SEC which may at any time permit a Holder to sell securities of the Company to the public without registration and such Holder then holds less than one percent (1%) of the Company's Common Stock on an as-converted basis and there exists a "public market" for the Company's securities.

            18. Notices. Any notice required or permitted under this
Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or upon deposit in the mail, first class airmail, registered or certified mail, postage prepaid and addressed to the party to be notified at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by ten (10) days' advance written notice to the other parties. If the party giving any communication knows or ought reasonably to know of any difficulties which are likely to affect the delivery of mail, any such communication shall not be mailed but shall be given by courier, personal delivery or by telex. If notice is sent by telex, a confirmed copy of such telex shall be sent by mail.

            IN WITNESS WHEREOF, the undersigned or each of their respective duly authorized officers or representatives have set their hands hereunto.

                                    SANDISK CORPORATION


                                    By: /s/ Eliyahou Harai

- --------------------------------
                                        Eliyahou Harari,
President

                                    Address:    3270 Jay Street
                                                Santa Clara, CA
95054


                                    U.S. VENTURE PARTNERS III


                                    By:

- --------------------------------

                                    Address:    2180 Sand Hill
Road
                                                Suite 300
                                                Menlo Park, CA
94025


                                    SECOND VENTURES, L.P.

                                    By:

- --------------------------------

                                    Address:    2180 Sand Hill
Road
                                                Suite 300
                                                Menlo Park, CA
94025

                                    U.S.V. ENTERPRENEUR PARTNERS


                                    By:

- --------------------------------

                                    Address:    2180 Sand Hill
Road
                                                Suite 300
                                                Menlo Park, CA
94025


                                    MATRIX PARTNERS III, L.P.


                                    By:

- --------------------------------

                                    Address:    2500 Sand Hill
Road
                                                Suite 113
                                                Menlo Park, CA
94025


                                    SEAGATE TECHNOLOGY, INC.


                                    By:

- --------------------------------
                                        Name:
                                        Title:

                                    Address:    920 Disc Drive
                                                Scotts Valley, CA
95066


                                    ELIYAHOU HARARI


                                    By: /s/ Eliyahou Harari

- --------------------------------

                                    Address:    3270 Jay Street
                                                Santa Clara, CA
95054